Exhibit 10.2
TRADEMARK LICENSE AGREEMENT
     This Trademark License Agreement (this “Agreement”) is made as of July 31, 2007, by and among Imation Corp., a Delaware corporation (“Licensee”), and TDK Corporation, a Japanese corporation (“Licensor”).
RECITALS
     WHEREAS, the Licensor and Licensee are parties to an Acquisition Agreement, dated April 19, 2007 (the “Acquisition Agreement”), an Investor Rights Agreement, dated July 31, 2007 (the “Investor Rights Agreement”), and a Supply Agreement, dated July 31, 2007 (the “Supply Agreement”);
     WHEREAS, Licensee wishes to license from Licensor the right to use the Licensed Trademarks in the Territory on and in connection with Licensee’s marketing, promotion, distribution and sale of the Licensed Products (as defined below) and Licensor has agreed to license to Licensee the Licensed Trademarks for such purposes, subject to the terms and conditions hereof;
     WHEREAS, Licensor and Licensee’s wholly-owned subsidiary IMN Data Storage Holdings C.V. (“Imation C.V.”) have entered into a similar Trademark License Agreement as of the date hereof in which Imation C.V. will license from Licensor the right to use the Licensed Trademarks outside the United States on and in connection with its marketing, promotion, distribution and sale of the Licensed Products (the “IMN Trademark License Agreement”);
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions. Capitalized terms used in this Agreement have the meanings set forth in Exhibit B.
     1.2 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section, Article or paragraph hereof; (b) references in this Agreement to Sections, Articles or paragraphs refer to sections, articles or paragraphs of this Agreement; (c) headings of Sections are provided for convenience

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

only and shall not affect the construction or interpretation of this Agreement; (d) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include”, “includes” and “including” shall be deemed to be followed in each case by the phrase “without limitation”; (g) any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect from time to time; (h) any reference to an agreement, contract or other document as of a given date means the agreement, contract or other document as amended, supplemented and modified from time to time through such date; (i) “$” and “Dollars” mean the lawful currency of the United States of America and any threshold set in Dollars herein shall be deemed to refer to the equivalent amount in any other currency, as the context may require; and (j) “or” shall include the meanings “either” or “both.”.
ARTICLE II
LICENSE
     2.1 Trademark License Grant. Subject to compliance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-transferable, non-sublicensable (except as set forth in Section 2.5), exclusive and restricted license in the Territory, during the terms set forth below, to use, reproduce and display the Licensed Trademarks solely for the marketing, promotion, advertisement, distribution, lease or sale of Licensed Products. For the avoidance of doubt, all references in this Agreement to Licensee’s use, reproduction or display of a Licensed Trademark shall be deemed to be restricted to the Territory. For the further avoidance of doubt, Licensor retains no right to use, reproduce or display the TDK word mark, the Diamond Design, the TDK Diamond Logo consisting of the TDK word mark and the Diamond Design, all shown on Exhibit A (individually, a “TDK Mark” and collectively, “TDK Marks”), the Licensed Trademarks, or any Trademarks that are confusingly similar to the Licensed Trademarks or any element thereof for the marketing, promotion, advertisement, distribution, lease or sale of any Licensed Product for so long as the license granted hereunder for such Licensed Product is in effect. Notwithstanding the foregoing, Licensee acknowledges that the Licensed Products do not include Medical Data Recording Media or Specific Broadcast Media and that Licensor reserves all worldwide rights to use, reproduce, and display any Trademark (including the TDK Marks) but not the Licensed Trademarks for the marketing, promotion, advertisement, distribution, lease or sale of Medical Image Data Recording Media and Specific Broadcast Media, and to grant rights to others to do the same. All rights of Licensor in and to the Licensed Trademarks not expressly granted under this Article II are reserved by Licensor. The term of license grants are as set forth below:
          (a) Core Products; Accessory Products: The term of the license for use of the Licensed Trademarks in connection with Core Products and Accessory Products shall be for the term of this Agreement.
          (b) Speaker Products and Headphone Products: The term of the license for use of the Licensed Trademarks in connection with Speaker Products and Headphone Products shall be ten (10) years from the Effective Date.

          (c) RRM Products: The term of the license for use of the Licensed Trademarks in connection with any RRM Product approved pursuant to the provisions of Article IV shall be ten (10) years from the date of Licensor’s approval of the inclusion of such RRM Product within the scope of this Agreement as set forth in Article IV.
     2.2 Use-Up Rights for TDK Marks. Licensee shall have the right, in the Territory, to (a) sell or otherwise dispose of any Licensed Products that bear a TDK Mark transferred as of the Effective Date in accordance with the terms of the Acquisition Agreement, and (b) use existing stocks of packaging, Promotional Material, and other documents and materials that bear a TDK Mark, transferred as of the Effective Date in accordance with the terms of the Acquisition Agreement, in connection with such sales or other dispositions, in each case for up to one (1) year after the Effective Date, provided that Licensee shall seek to migrate all sales and use of materials to the Licensed Trademarks as promptly as reasonably practicable, consistent with business requirements, over such period.
     2.3 Product Sites; Linking Agreement. Licensee may maintain websites exclusively for the purpose of promoting Licensed Products in the Territory as set forth in this Agreement (each a “Product Site”). In addition, Licensor will provide a hypertext reference link (“Link”) from the initial, top level display of or a redirection from the following Uniform Resource Locators (“URLs”): <http://www.tdk.com/>, <http://www.tdk.co.jp/>, <http://www.tdk-europe.com/>, <http://www.tdk.com.au/>, <http://www.tdk.de/>, <http://www.tdk.com.sg/>, <http://www.tdk-russia.ru/>, and <http://www.tdk.ch/>, (each, a “Licensor Site”), to the Product Site designated by the URL <http://www.tdk-media.com/> as set forth in this Section 2.3.
          (a) Licensor shall provide a Link from a Licensor Site to the Product Site designated by the URL, <http://www.tdk-media.com/>, only to the extent that such Licensor Site refers to Licensed Products as of the Effective Date (other than <http://www.tdk.de/>, as to which no forward commitment is made, even if it refers to Licensed Products as of the Effective Date) and only for so long as Licensor elects in its discretion to maintain such Licensor Site. If the Licensor no longer maintains a Licensor Site, but is permitted by applicable law or regulation of any domain name registration entity or registry (“Domain Name Regulation”) to own and control the URL associated with the discontinued site, Licensor shall redirect traffic to that URL to the notice page (described in subsection (c) below) and then to the Product Site designated by the URL, <http://www.tdk-media.com/>.
          (b) If Licensor displays any graphics or photographs next to Links to third party sites or to other locations within the Licensor site on the initial, top level URL display for a Licensor Site, then Licensor shall include a graphic or photograph next to the Link for the Product Site designated by the URL <http://www.tdk-media.com/>. Licensee shall supply the graphic or photograph for the Link provided that Licensor shall have the right to reasonably approval any such graphic or photograph.
          (c) The Link from the Licensor Sites (that are active websites) shall first redirect users to a notice page (identified by <http://www.tdk.co.jp/notice.html/> and maintained and controlled by Licensor) that will notify users that they are being redirected using the following message: “You are being redirected to [Product Site].” The notice page shall redirect users to the website designated by the URL, <http://www.tdk-media.com/>, or to another site as mutually agreed by the parties. The home page and each page of a Product Site that contains other legal notices shall contain the following statement: “The TDK LIFE ON RECORD Logo is used under a trademark license from [Licensor.]” Each page of a Product Site shall either identify Licensee or display Licensee’s standard copyright notice in Licensee’s name. The Licensor at its expense will register and maintain a registration for the domain name, <tdk-media.com>. Licensor will be listed as the administrative and billing contact for the domain name, <tdk-media.com>, and Licensee will be listed as the technical contact using the contact information domainadmin@imation.com or such information as provided by Licensee to Licensor. During the term of the Agreement, Licensor grants to Licensee a non-transferable, non-sublicensable (except as set forth in Section 2.5), worldwide, exclusive and restricted license to (i) use the domain name, <tdk-media.com>, and the Additional Licensed Domain Names (as defined in subsection (f) below) for corresponding Product Sites, and (ii) refer to each such URL on Licensed Products and on their packaging or Promotional Material.
          (d) Licensee shall maintain each Product Site (including maintaining the servers for such sites) at its own expense. Subject to Licensor’s rights to take actions necessary to require Licensee to comply with this Agreement or the Quality Guidelines, Licensor shall not impede, deny, or otherwise restrict Licensee’s access to or ability to maintain each Product Site or corresponding email addresses. The “About Imation,” “Contact Us” or equivalent section of each Product Site shall be reasonably prominent and shall identify Licensee as the contact and shall contain the following statement: “The products described on this site are made by or on behalf of [Licensee] and use of the TDK LIFE ON RECORD Logo is pursuant to a trademark license from [Licensor].” Licensee shall promptly notify Licensor in writing when it ceases to maintain a Product Site and Licensor shall have the right to immediately terminate Licensee’s license to use the corresponding domain name at that time.
          (e) Each Product Site shall be deemed to be “Promotional Material” for all purposes hereof, and shall be subject to the terms and conditions applicable to Promotional Material under this Agreement. Without limiting the generality of the foregoing, Licensee shall (i) not display or use a Link in a manner that causes either the Licensor or a Product Site or any portion of its content to be associated with any advertising or sponsorship not part of such Sites; (ii) not display or use a Link in a manner that could cause confusion, mistake, or deception; (iii) display disclaimers on the Product Site pursuant to the Quality Guidelines; and (iv) maintain and enforce terms of use and other policies applicable to the Product Site that are commercially reasonable.
          (f) Licensor has agreed that Licensee may use “tdk-media.XXX” domain names listed on Exhibit I (“Additional Licensed Domain Names”) for Product Sites in accordance with the terms of this Agreement. Licensee shall register the Additional Licensed Domain Names in Licensor’s name and bear all expenses associated with such registrations. Licensor may, upon Licensee’s request and at Licensee’s expense, provide Licensee with support reasonably requested in registering and maintaining the Additional Licensed Domain Name. Notwithstanding the foregoing, if a Domain Name Regulation does not permit registration of a particular Additional Licensed Domain Name in Licensor’s name in a particular country for any reason (e.g., the Domain Name Regulation does not permit registration of more than one domain name in the name of Licensor), all rights Licensor has granted to Licensee for such Additional

Licensed Domain Name shall terminate, Licensee shall not seek to register such Additional Licensed Domain Name, and Licensor shall have no other obligation as to such Additional Licensed Domain Name. Further, if a Domain Name Regulation limits in any way Licensor’s ability to register a domain name, such as a domain name having the same parent domain name (e.g., “co.jp”) or incorporating the word “TDK,” in the name of Licensor because Licensee has registered an Additional Licensed Domain Name in such country, all rights that Licensor has granted to Licensee to such Additional Licensed Domain Name in such country shall terminate and Licensee shall immediately terminate Licensee’s registration for such Additional Licensed Domain Name in such country and take any other action that Licensor shall reasonably requests in connection with Licensor’s efforts to register such domain name in such country. If any of the Additional Licensed Domain Names are registered by a third party, Licensor shall bear no obligation to take any action to protest or cancel such third party’s registration or obtain such registrations. If an Additional Licensed Domain Name or similar domain names are registered by a third party, and Licensee reasonably believes that such registration could adversely affect Licensee’s business, Licensee may request in writing that Licensor seek to cancel such registration. Licensor shall have the right in its sole discretion to determine whether to seek such cancellation. If Licensor decides to proceed with the cancellation action, Licensor shall bear the costs and expenses associated with such action. If Licensor decides not to proceed with the cancellation action, and agrees (in its sole discretion) to permit Licensee to proceed with the cancellation action, Licensee may proceed with the cancellation action. In such case, Licensee shall bear all costs and expenses associated with such action. Licensor may, upon Licensee’s request and at Licensee’s expense, provide Licensee with support reasonably requested by Licensee in such cancellation action. If a Domain Name Regulation does not permit registration of a particular Additional Licensed Domain Name or limits Licensor’s ability to register a domain name in light of a previously registered Additional Licensed Domain Name, Licensee may propose an alternative (which must begin with “tdk-media.”). Licensor shall have sole discretion to decide whether to agree to allow Licensee to register the alternative.
          (g) At Licensor’s reasonable request, the Strategic Relationship Committee shall meet and consider in good faith what action, if any, should be taken (including modifications to the Product Site) in light of the frequency and history of any third party claims against Licensor or any of its Affiliates where a basis, in whole or in part, for involving Licensor relates in any way to the Product Site or any other Promotional Material.
     2.4 Patent License. Licensor hereby grants to Licensee a royalty-free, non-transferable, nonsublicenseable (except as set forth in Section 2.5) non-exclusive license (not including manufacturing or have made rights) in the Territory under any patents of Licensor or its Affiliates that, as of the Effective Date, Licensor has the right to grant licenses without payments to third parties, for the marketing, distribution, or sales of Current Magnetic Tape Products and Current Optical Media Products which, in both cases, Licensor or Licensee has commercialized as of the Effective Date, provided that if Licensee or any of its Affiliates asserts a patent against Licensor or any of its Affiliates, the license shall terminate and further provided that Licensee and its Affiliates shall not sue Licensor or any of its Affiliates for damages arising before termination of the license. If the patent license terminates under this Agreement, it shall automatically terminate under the IMN Trademark License Agreement.

     2.5 Sublicenses to Qualified Entities. Licensee shall have the right to grant sublicenses of its rights under Sections 2.1, 2.2, 2.3, 2.4, and 2.12(b) only to Qualified Entities. Prior to, and as a condition to the effectiveness of, any sublicense to a Qualified Entity pursuant to the preceding sentence, the Qualified Entity shall enter into an agreement that contains, at a minimum, the provisions in the form of attached Exhibit G (a “Sublicense Agreement”), whereby the Qualified Entity (a) acknowledges receipt of a copy of this Agreement, (b) agrees to act in accordance with the terms and conditions of this Agreement, and (c) expressly confirms that Licensor is an intended third party beneficiary thereof. Licensee will promptly notify Licensor of the execution of each Sublicense Agreement, and provide Licensor with a copy of such executed Sublicense Agreement. When an entity ceases to be a Qualified Entity, the sublicense rights to that entity shall immediately and automatically terminate without the further act of any party.
     2.6 Restrictions. As an express condition to, and in material consideration for, the licenses granted to Licensee hereunder, Licensee expressly agrees to the following restrictions as to its use of the Licensed Trademarks:
          (a) Licensee shall not do anything inconsistent with Licensor’s ownership of the Licensed Trademarks. Without limiting the generality of the foregoing, Licensee shall not challenge the validity of any Licensed Trademark, Licensor’s ownership thereof, or the enforceability of Licensor’s rights therein.
          (b) Licensee shall not use, reproduce or display (or authorize the use, reproduction or display of) the Licensed Trademarks in any manner whatsoever other than as expressly authorized by this Agreement.
          (c) Except as expressly permitted by Section 2.2, during the term and after any termination of this Agreement, Licensee shall not use any service mark, service name, trade name, trademark, design or logo that is confusingly similar to any Licensed Trademark or any element thereof, including any mark, word or design that incorporates the word “TDK” or the TDK diamond logo, or any mark, word, logo or design confusingly similar thereto. Without limiting the generality of the foregoing, during the term and after any termination of this Agreement, Licensee shall not use the word “TDK” or the TDK diamond logo in any corporate name or in any domain name, other than as permitted in Section 2.3. For the avoidance of doubt, to the extent that an element of a Licensed Trademark (but in no event a TDK Mark) is expressly disclaimed in a trademark registration (such as “mobile” in TDK MOBILE), Licensee shall not be prohibited from using such element in its own Trademarks by the terms hereof.
          (d) Except for existing inventory of Licensed Products or existing stocks of packaging, Promotional Material, and other documents and materials that bear a TDK Mark that Licensee is permitted to use pursuant to Section 2.2 (which shall be used in the form transferred as of the Effective Date, without alteration), Licensee shall not use any of the Licensed Trademarks together, or use any Licensed Trademark in combination with any other trademark, service mark, trade name, trading style, fictitious business name, name, character, symbol, design, likeness or literary or artistic material in a manner that create a unitary or combination Trademark without the prior written consent of Licensor. Notwithstanding the foregoing, Licensee may use (i) any Licensed Trademarks together if Licensor has a general practice of using such Licensed Trademarks together and (ii) any Trademarks assigned to Licensee by Licensor pursuant to the Acquisition Agreement with the Licensed Trademarks, but not in a manner that might create a unitary or combination Trademark.
          (e) For a period that runs for one (1) year prior to the expiration of the separate licenses for the Speaker Products and Headphone Products and for each RRM Product approved pursuant to Article IV, and for a period that runs for one (1) year prior to the termination of the Agreement for the Core Products and Accessory Products, Licensee may Display one or more Licensee Trademarks on or in connection with the Licensed Products as part of a transition plan (which, at a minimum, includes provisions regarding how the Trademarks will be used together) mutually agreed by the parties, in advance of the applicable transition period, provided that such Display shall not create a unitary or combination Trademark.
          (f) Licensee shall not register any Licensed Trademark, and Licensor shall retain the exclusive right to apply for and obtain registrations for each Licensed Trademark throughout the Territory (although Licensee may request registrations, and make registrations in Licensor’s name, under certain circumstances, as set forth in Section 2.8). Licensee shall not register any domain name containing the word [TDK].
          (g) Licensee shall not assert any adverse claim against Licensor based upon Licensor’s use of any Licensed Trademark (other than a claim for breach of contract based on the exclusivity provisions of this Agreement or the non-competition provisions of the Acquisition Agreement).
     2.7 Notice. In connection with the use of the Licensed Trademarks on packaging or Promotional Material for the Licensed Products, Licensee shall include a trademark notice in a form reading: “The [TDK LIFE ON RECORD Logo] is a trademark of [Licensor],” except that Licensee may use the typed words “TDK Logo” instead of the actual logo where the notice would be too small to show the actual logo clearly or where the notice is embedded within other text. Further, with respect to any Licensed Product other than Core Products or Accessory Products, Licensee shall indicate when using a Licensed Trademark on packaging or Promotional Material for such product that “The [TDK LIFE ON RECORD Logo] is used under a trademark license from [Licensor],” subject to the same exception as the previous sentence. Subject to Section 2.3, if a Licensed Trademark is used multiple times on or in packaging or Promotional Material, the notice and statement regarding licensed use need only be used for the first prominent use of the Licensed Trademark on or in such packaging or Promotional Material. Notwithstanding anything to the contrary, the requirements of this Section 2.7 shall not apply to existing stocks of packaging, Promotional Material, and other documents and materials that bear a TDK Mark that Licensee is permitted to use pursuant to Section 2.2.
     2.8 Filing, Maintenance, and Renewal.
          (a) Licensee Cooperation: Licensee agrees to reasonably cooperate with Licensor’s preparation and filing of any applications, renewals or other documentation necessary or useful to protect Licensor’s intellectual property rights in the Licensed Trademarks in the Territory.
          (b) Licensor Filing and Maintenance: Licensor shall have the primary right to determine whether to file or maintain registrations for any Licensed Trademarks. Licensor will give Licensee reasonable notice of its intention to abandon or otherwise fail to maintain or prosecute any registered Licensed Trademarks or application therefor in any country or class applicable to a Licensed Product in the Territory and allow Licensee an opportunity to prosecute or otherwise maintain such registrations for Licensed Trademarks for Licensed Products at Licensee’s expense, but in Licensor’s name. Licensee may request that Licensor file or maintain registrations for a Licensed Trademark for a country or class applicable to a Licensed Product in the Territory, and Licensor shall either take such action at Licensee’s expense or, if Licensor does not wish to do so, permit Licensee to do so, at Licensee’s expense, but in Licensor’s name. To the extent that Licensor elects to file or maintain registrations for Licensed Trademarks that cover both Licensed Products and Licensor Products, Licensor shall take such action at Licensor’s expense. If Licensor elects not to file or maintain registrations for Licensed Trademarks that cover both Licensed Products and Licensor Products, Licensee shall be under no obligation to file or maintain the registrations for the Licensor Products.
          (c) Licensor Obligations If Licensee Pays: To the extent that Licensor is directing the prosecution and maintenance of Licensed Trademarks but Licensee is paying the costs, Licensor either directly or through its counsel shall furnish Licensee with copies of all filings made or received in connection with such Licensed Trademarks, provided that Licensor shall consult with Licensee about and send to Licensee for approval in advance of filing any responses to substantive office actions and Licensee shall not unreasonably withhold or delay such approval. Licensor shall also arrange for all invoices related to such prosecution and maintenance to be sent directly to Licensee for payment and Licensee shall have the right in good faith to dispute such invoices and to require Licensor to pay the disputed invoice if the dispute cannot be resolved to Licensee’s reasonable satisfaction, but in any such case Licensor shall not be required to take further steps as to the application or other matters at issue pending the satisfactory resolution of such dispute unless necessary to prevent the application or registration from lapsing.
          (d) Licensor Obligations If Licensee Handles and Pays: To the extent that Licensee is filing or maintaining registrations for any Licensed Trademarks in Licensor’s name, Licensor agrees to reasonably cooperate with Licensee’s preparation and filing of any applications, renewals or other documentation necessary to protect Licensor’s intellectual property rights in the Licensed Trademarks and Licensee may hire counsel of Licensee’s own choosing.
          (e) License Recordals: Should local counsel of either Party reasonably recommend that Licensee be appointed as a licensee of Licensor for the Licensed Trademarks in the Territory and (i) Licensor reasonably determines that such license should be recorded with the appropriate trademark or customs office as reasonably necessary to protect Licensor’s rights in the Licensed Trademarks, then Licensor at its expense shall prepare and file the necessary documents subject to Licensee’s approval, which shall not be unreasonably withheld or delayed or (ii) if Licensee reasonably determines that such license should be recorded with the appropriate trademark or customs office as reasonably necessary to protect Licensee’s ability to enforce its rights in the applicable Territory, Licensee at its expense shall prepare and file the necessary documents subject to Licensor’s approval, which shall not be unreasonably withheld or delayed. Licensee agrees to sign any documents reasonably necessary for Licensor to cause any recordals to be terminated as to any Licensed Products upon the expiration or termination of the license applicable to such product hereunder.
     2.9 Enforcement and Defense of Infringement Claims.
          (a) Notification: The parties shall reasonably cooperate in providing notice to each other in writing (a “Notice of Alleged Infringement”) if a Party becomes aware of any use of a Licensed Trademark, or element thereof, or of any Trademark on a Licensed Product, which may be confusingly similar to any Licensed Trademark, or element thereof, by any Person in the Territory.
          (b) Action by Licensor to Enforce: Licensor shall have the primary right, but not the obligation, to determine whether to institute and/or pursue any proceedings to enforce any rights in the Licensed Trademarks, as well as the right to select counsel. Licensee shall cooperate with Licensor in any such suit, including granting Licensor the right to bring suit in Licensee’s name with respect to such infringement (and execute any documents necessary to effectuate the same) if necessary under the applicable rules of civil procedure to effect standing, and Licensee shall be reimbursed for reasonably incurred expenses. Licensor will be solely responsible for the costs of such action and will retain all recoveries and awards necessary to reimburse Licensor for any costs and expenses and, for any recoveries and awards in excess, shall share equally any recoveries and awards with Licensee to the extent such recoveries and awards are related to Licensed Products. Notwithstanding any other provision to the contrary, in no event shall Licensee be required to satisfy or comply with any settlement or other agreement concerning its use of the Licensed Trademarks to which Licensee has not consented (such consent not to be unreasonably withheld or delayed).
          (c) Action by Licensee to Enforce: If applicable law in any jurisdiction in the Territory requires that Licensee enforce rights in the Licensed Trademarks against alleged infringers, or Licensor declines in writing to enforce its rights in the Licensed Trademarks with respect to the alleged confusingly similar use set forth in the Notice of Alleged Infringement, Licensee shall have a right, but not an obligation, to enforce such rights with respect to Licensed Products subject to any direction that Licensor may provide. Licensor shall cooperate with Licensee in any such suit, including granting Licensee the right to bring suit in Licensor’s name or granting a limited license to a TDK Mark (solely as necessary for the specific enforcement purpose) (and execute any documents necessary to effectuate the same) if necessary under the applicable rules of civil procedure to effect standing, and Licensor shall be reimbursed for reasonably incurred expenses. Licensee will be solely responsible for the costs of such action and will retain all recoveries and awards necessary to reimburse Licensee for any costs and expenses and, for any recoveries and awards in excess, shall share equally any recoveries and awards with Licensor.
          (d) Defense of Third Party Claims: Licensor shall have the sole right to defend the Licensed Trademarks against imitation, infringement or any claim of prior use.

Licensee shall cooperate fully with Licensor, at Licensor’s reasonable request and expense, in connection with the defense of any such claim in the Territory.
          (e) Updates and Consultation: With respect to any enforcement actions taken pursuant to this Section, the party handling such enforcement action shall provide periodic updates to and request consultation from the parties not handling the action and each party not handling the action may hire its own counsel at its expense.
     2.10 Reservation of Rights. Licensee acknowledges that, between the parties, Licensor is the sole owner of all right, title and interest in and to the Licensed Trademarks, and that Licensee has neither acquired, nor shall acquire, any right, title or interest in or to the Licensed Trademarks except the limited exclusive rights to use such Licensed Trademarks expressly granted to Licensee under this Agreement. Licensor shall retain all goodwill associated with the Licensed Trademarks. Notwithstanding any other provision hereof, nothing in this Agreement shall prohibit Licensor from marketing, distributing or selling any products on an OEM basis, provided such products do not bear any Licensed Trademark or any confusingly similar variation thereof.
     2.11 Removing Licensed Trademarks from License. At any time during the term of this Agreement, if Licensor reasonably determines that use of a Licensed Trademark hereunder in the Territory could infringe any intellectual property rights of any third party (not derived from Licensor), then Licensor shall notify Licensee. If such potential infringement could reasonably be expected to limit Licensor’s ability to Display a Licensed Trademark on Licensor Products, then Licensor shall use commercially reasonable efforts to resolve such potential infringement claim with respect to both Licensor and Licensee. If such potential infringement could not reasonably be expected to limit Licensor’s ability to Display a Licensed Trademark on Licensor Products (but could reasonably be expected to limit Licensee’s ability to Display a Licensed Trademark on Licensed Product(s)), then Licensor shall notify Licensee of such potential infringement claim and Licensee shall have the ability, but not the obligation, to seek to resolve such claim at its own expense provided that Licensee shall provide Licensor with periodic updates and ability for consultation. If the potential infringement claim is not resolved within a reasonable time period taking into account any settlement efforts, then upon written notice to Licensee, Licensor shall have the right to remove any particular Licensed Trademark from the scope of the license granted under this Agreement, upon written notice to Licensee. For the avoidance of doubt, this Section shall not apply to infringements based on facts that existed prior to the Effective Date.
     2.12 Requests by Licensee.
          (a) If Licensee wishes to create any variations of existing Licensed Trademarks or new Trademarks that include any TDK Mark, then Licensee must seek Licensor’s written approval, which may be refused in Licensor’s sole discretion, and any such Trademarks approved by Licensor shall be deemed added to the list of Licensed Trademarks in Exhibit B and shall be subject to all the terms and conditions of this Agreement.
          (b) If Licensee wishes to use the Licensed Trademarks in connection with a co-branding program, Licensee shall first seek Licensor’s written approval, which may be granted or refused in Licensor’s sole discretion. Licensee shall present such plan (in reasonable detail) in writing to the Licensor Relationship Manager (as defined in Section 5.1).
               (i) If Licensee wishes to request co-branding rights, Licensee shall first seek Licensor’s written approval, which may be granted or refused in Licensor’s sole discretion. Licensee’s proposed plan (provided to the Licensor Relationship Manager) shall specify (a) the proposed design image (specifying each brand to be utilized, and the form of co-brand, including spacing and other fixed attributes); (b) the applicable sales territory; (c) the retailer with which the product will be co-branded; and (d) each category of product or products. Licensee’s proposal may include multiple representations of the co-branding materials for approval. Licensee shall also provide any additional information reasonably requested by Licensor. Licensor shall seek in good faith, but without obligation, to approve or disapprove Licensee’s request within three weeks of its receipt of the completed plan. Unless Licensor otherwise states in writing, the term of any new co-branding program shall be for a two (2) year period, starting from the date of approval.
               (ii) If Licensee wishes to make any change to an approved co-branding program, Licensee shall obtain Licensor’s prior written approval to such change, which may be granted or refused in Licensor’s sole discretion. Licensee shall provide the same or similar types of information in writing to the Licensor Relationship Manager as set forth in subsections (i)(a) to (d). Licensor shall seek in good faith, but without obligation, to approve or disapprove Licensee’s request within three weeks of its receipt of the completed plan.
               (iii) Licensor shall have the right to terminate any co-branding program in the event Licensee materially fails to conform to any co-branding program requirement or engages in co-branding that is inconsistent, in a material way, with the materials provided for review in connection with the approval process if Licensee fails to correct any nonconformance within thirty (30) days after receiving written notice from Licensor.
     2.13 Additional Commitments of Licensee. Licensee agrees to cause each Licensed Entity, to comply with all of its respective obligations under this Agreement, and any other agreement executed in connection herewith (including the applicable Sublicense Agreement), and agrees that it shall be directly liable for any act of any Licensed Entity in breach of any such obligation, including, for the avoidance of doubt any act by a Licensed Entity that, in either case, would be a breach of this Agreement if committed by Licensee. Licensor may pursue claims for any such breach against Licensee, in accordance with the terms hereof, regardless of whether such breach was committed by Licensee, or another party, and regardless of whether Licensor chooses to include any other party in the dispute resolution process applicable to the claim. In the event of any claim by Licensor, Licensee expressly waives any defense based on the absence of or failure to join any other party in the dispute resolution process or any other aspect of the claim.
     2.14 IMN Trademark License Agreement. Licensee represents and warrants that Imation C.V. is a wholly-owned subsidiary of Licensee, and agrees that, at all times during the term of this Agreement, Licensee shall maintain Imation C.V. as a Qualified Entity. If Imation C.V. ceases to be a Qualified Entity, the license rights of that entity under the IMN Trademark

License Agreement shall immediately and automatically terminate without the further act of any party.
ARTICLE III
QUALITY CONTROL
     As an express condition to, and in material consideration for, the licenses granted to Licensee hereunder, Licensee expressly agrees to the following restrictions as to its use of the Licensed Trademarks:
     3.1 Trademark Guidelines. Licensee shall not use, reproduce or display any Licensed Trademark in any manner whatsoever other than as expressly authorized in the quality control guidelines for the Licensed Trademarks (“Quality Guidelines”), including guidelines regarding how each Licensed Trademark is used, presented and displayed (“Display”). Notwithstanding anything to the contrary, the requirements of this Section 3.1 shall not apply to existing inventory of Licensed Products or to existing stocks of packaging, Promotional Material, and other documents and materials that bear a TDK Mark, in each case that Licensee is permitted to use pursuant to Section 2.2 (which shall be used in the form transferred as of the Effective Date, without alteration). The Quality Guidelines shall consist of two elements: guidelines related to Display (such guidelines shall be contained in a “Logo Manual”) and guidelines regarding the nature and quality of products and services associated with the Licensed Trademark (such guidelines shall be contained in a “Quality Manual”). The initial Quality Guidelines are attached as Exhibit H. Licensee shall promptly cure any breach of the Quality Guidelines upon notice from Licensor, provided that Licensee shall have a reasonable time to comply with Updates (as defined below), including a reasonable amount of time to exhaust existing inventories of Promotional Material, packaging, and Licensed Product, except that Licensee shall not have rights to exhaust existing inventories if such inventories are in material noncompliance with the previous Quality Guidelines or if the existing Licensed Products (or use or distribution thereof) would violate any applicable law. Notwithstanding anything to the contrary in this Section 3.1, if Licensee purchases products covered by the Supply Agreement from third parties as permitted under the terms of the Supply Agreement, Licensee shall not be in breach of provisions of the Quality Manual to the extent that such Quality Manual refers to standards or specifications that are not performance or quality-related specifications (e.g., the use of Licensor dye #25 in describing a color or other requirements for the product not tied to the performance of the product), provided that Licensee shall comply with the Logo Manual. Licensor may reasonably update such Quality Guidelines (“Updates”) from time to time to reflect, among other things, changes in the use, presentation and display of the Licensed Trademarks, and the highest applicable industry standards, subject to the following:
          (a) Updates Relating to Guidelines Other Than Display: With respect to Updates relating to the nature and quality of products or services (e.g., performance requirements, defect rates, etc.) (and not, for purposes of clarification, Display), Licensor shall provide Licensee with a reasonable opportunity to review and comment on such Updates. If the parties are unable to agree on such updates, Licensor shall be permitted to finalize the Updates subject to the following:

               (i) with respect to Updates specifically applicable to Licensed Products, such Updates shall be consistent with the applicable, approved plans and quality requirements for such product; and
               (ii) with respect to other Updates, such Updates shall be consistent with principles reflected in the most recent, applicable set of Quality Guidelines, best practices in the industry, standards that Licensor applies to itself, its affiliates, and other licensees similarly situated with Licensee, to the extent any such entities are selling similar products under the Licensed Trademarks, and other principles on which the parties may agree from time to time; and
          (b) Updates Related to Display Guidelines: With respect to Updates relating to Display, any such Updates shall be consistent with the guidelines for the relevant use, presentation and display that Licensor applies to itself, its affiliates, and other licensees similarly situated with Licensee, under like circumstances, provided that Licensee shall not be required to implement any Updates to the requirements relating to the shape, color or dimension of a TDK Mark for the Licensed Products and their packaging and Promotional Material if Licensee believes in good faith that such changes will be detrimental to its Licensed Product sales.
     3.2 Conduct of Business. Each of the parties shall use the Licensed Trademarks in a manner that does not derogate Licensor’s rights in the Licensed Trademarks or the value of the Licensed Trademarks, and shall take no action that would interfere with, diminish or tarnish those rights or value.
     3.3 Cooperation. Licensee shall cooperate fully with Licensor in enabling Licensor to ascertain that the Licensed Products other than those existing inventories of Licensed Products that Licensee is permitted to use pursuant to Section 2.2 meet Licensor’s quality standards. Such cooperation shall include, upon request, providing Licensor promptly with data regarding communications from third parties regarding the quality of specific Licensed Products, providing Licensor with names and addresses of vendors and suppliers producing Licensed Products or components thereof to be sold under a Licensed Trademark, and providing Licensor with access to product packaging and distribution facilities for such products for reasonable inspection by Licensor.
     3.4 Cessation of Licensed Product Sales; Recall. Licensor shall have the right to request that Licensee immediately cease selling a Licensed Product, or revise or cease use of any or all Promotional Material, and Licensee shall promptly comply, upon written notice to Licensee if the condition of such Licensed Product or Promotional Material could reasonably be expected to materially and adversely affect Licensor’s business or reputation. For the avoidance of doubt, if there is a reasonable basis for believing that a product poses a danger to person or property, such product shall be considered a product that could be reasonably expected to materially and adversely affect Licensor’s business or reputation. Further, Licensor shall have the right to request a product recall if there is a reasonable basis for believing that the product or category of products poses a danger to person or property, and Licensee shall promptly comply upon written notice of such request. If Licensee wishes to resume sale of a product, Licensor shall have the right to approve such resumption.

     3.5 Samples. Licensee shall submit to Licensor upon reasonable request, specimens of uses of the Licensed Trademarks, including: (a) representative products that will bear any Licensed Trademark or be marketed, promoted, advertised, distributed or sold using any Licensed Trademark; and (b) samples of all Promotional Material. If, after review of such materials or samples, Licensor is concerned about compliance with any aspect of this Agreement, Licensee shall provide such additional materials and samples as Licensor may reasonably request. If Licensor discovers any improper use of the Licensed Trademarks in any such submission, Licensee shall remedy the improper use immediately upon written notice. Notwithstanding anything to the contrary, the requirements of this Section 3.5 shall not apply to existing inventory of Licensed Product or to existing stocks of packaging, Promotional Material, and other documents and materials that bear a TDK Mark, in each case that Licensee is permitted to use pursuant to Section 2.2.
     3.6 Inspections. In addition to Section 3.3, Licensee shall cooperate with Licensor to ensure that quality standards applicable to Licensed Products other than those existing inventories of Licensed Products acquired pursuant to Section 2.2 are met by permitting Licensor to inspect only those manufacturing and other facilities directly related to the manufacture of Licensed Products, upon reasonable notice and no more than once a year, and only in a manner that will not unreasonably interfere with Licensee’s business activities, provided that Licensee shall arrange for and accompany Licensor on any inspections to third-party facilities.
     3.7 Standards Compliance. If Licensee publicly states that any Licensed Product is compliant with any applicable industry standard, Licensee shall ensure that such Licensed Product is fully compliant with all mandatory requirements of such standard, except for compliance with such applicable industry standards for which Licensor is responsible under the Supply Agreement. For the avoidance of doubt, any use of a logo or trademark associated with an industry standard (e.g., the logo “DVD” or “Blu-ray”) shall be deemed a public statement that the Licensed Product is compliant with the applicable industry standard.
ARTICLE IV
REVIEW PROCESS
     4.1 Informal review. When plans for an RRM Product are reasonably definite, Licensee may, in its discretion, provide Licensor with such information as is reasonably available regarding the product’s functional, performance and other technical specifications, the target market, and marketing and branding plans through the Strategic Relationship Committee or otherwise as the parties may agree. If Licensor has any concerns about such product (or the related plans) Licensor shall have the opportunity to meet with the appropriate product management personnel of Licensee. Licensee shall have no obligations to make any changes to the product plans to respond to Licensor’s comments. Licensor shall have no obligation to provide any comments until Licensee formally requests that Licensor approve the product as a Licensed Product as set forth in Section 4.2 below.
     4.2 Formal review. During the first ten (10) years after the Effective Date, Licensee may request that an RRM Product, commercialized by or to be commercialized by Licensee or its Affiliates prior to the end of such period, be included as a Licensed Product under this

Agreement. For purposes of clarification, Licensee need not make such request for enhancements to existing Licensed Products that implement changes in speed and capacity. To request that an RRM Product be included as a Licensed Product, Licensee shall provide Licensor with (a) detailed functional, performance and other technical specifications of the product, (b) a sample of the product, (c) information on quality control (including target defect rates, performance data, etc.), environmental impact, health and human safety and intellectual property, (d) data comparing the new product to competing products in the market, if any, including with respect to quality and performance, and (e) sales and marketing plans describing, among other things, the target market, the proposed branding strategy, specifying how the brand will be used in a manner compatible (or not inconsistent) with Licensor’s written branding goals/policies (and if Licensee will sell the products under other brands as well, how Licensed Trademark-branded products will be positioned relative to these other brands in terms of product performance and other key features).
     4.3 Review process. Licensor shall have sixty (60) days to provide comments on, approve or disapprove the request, provided that such period shall not begin to run unless the materials are reasonably complete. Licensor shall have the right to request additional information within this period or to notify Licensee that it needs additional time (not to exceed thirty (30) days) to complete its review. Licensee shall provide additional information reasonably requested by Licensor and shall meet with Licensor representatives as reasonably requested. Licensor shall approve the product unless it has a Commercial Reason to disapprove the request.
ARTICLE V
GOVERNANCE
     5.1 Relationship Managers. Each of Licensee and Licensor shall appoint a relationship manager who shall serve as its primary point of contact for the other in all matters relating to this Agreement (a “Relationship Manager”). The Relationship Managers shall participate in regular meetings to review the parties’ performance hereunder, to review the product roadmaps of Licensee and other Licensed Entities for Licensed Products, to resolve any issues arising out of the rights granted to, and obligations undertaken by, the parties hereunder, including any issues relating to Quality Guidelines, and to otherwise manage the parties’ relationship under this Agreement.
     5.2 Strategic Relationship Committee. Each of Licensee and Licensor shall appoint at least two senior executives to a joint strategic relationship committee (a “Strategic Relationship Committee”). The Strategic Relationship Committee shall meet at least twice a year, either in person or remotely. Among other things, as mutually agreed by the parties, the Strategic Relationship Committee shall be responsible for resolving disputes on an informal basis as set forth in Section 5.3.
     5.3 Dispute Resolution. If a significant dispute under this Agreement, including as to a Material Breach, arises that the Relationship Managers cannot resolve (a “Dispute”), and provided that each of Licensee and Licensor have the unrestricted right and ability to participate in the process described in this Section 5.3 (and to effect a cure or take other action to which the parties might agree) without approval of any third party, including but not limited to a trustee in bankruptcy or a receiver, then the Dispute shall be resolved as follows, in order, before instituting legal proceedings.
          (a) Strategic Relationship Committee: Either Licensee or Licensor shall first refer the Dispute to the Strategic Relationship Committee for resolution. A Dispute shall be deemed referred upon either such party providing the other party with written notice that it wishes to refer the Dispute to the Strategic Relationship Committee in accordance with Section 10.9.
          (b) Chief Executive Officers: If the Strategic Relationship Committee is unable to resolve the Dispute thirty (30) days after the Dispute is referred to the Strategic Relationship Committee, either Licensee or Licensor may refer the Dispute to the Chief Executive Officers of Licensee and Licensor for resolution. A Dispute shall be deemed referred upon either such party providing the other party with written notice that it wishes to refer the Dispute to the Chief Executive Officers in accordance with Section 10.9 within fifteen (15) days after the expiration of such thirty (30)-day period. If no such notice is provided, the dispute resolution process hereunder as to the Dispute in question will be deemed complete.
          (c) Nonbinding Mediation: If Licensee or Licensor elects to refer a Dispute to the parties’ Chief Executive Officers pursuant to Section 5.3, and the Chief Executive Officers are unable to resolve the Dispute within thirty (30) days after such election, either Licensee or Licensor may elect to refer the Dispute to nonbinding mediation conducted in the English language in New York, New York, using a neutral mediator having experience with the data storage industry and trademark licenses, in accordance with the rules of the Center for Public Resources (with costs shared equally). A Dispute shall be deemed to be so referred upon either such party providing the other party with written notice that it wishes to refer the Dispute to mediation in accordance with Section 10.9. If no such notice is provided, the dispute resolution process hereunder as to the Dispute in question will be deemed complete. If such notice is provided, both parties shall request that the mediation be completed as promptly as practical and shall cooperate in moving the mediation process promptly forward, but the mediation shall, in any event, be deemed completed sixty (60) days after the request to refer the Dispute to mediation.
          (d) Efforts to Cure: Each of Licensor and Licensee agrees to make (and in the case of Licensee, to cause any Licensed Entity to make) commercially reasonable efforts, during the pendency of the foregoing dispute resolution procedure, to cure the breach or otherwise address the business concerns identified by the other party, to the extent possible on commercially reasonable terms.
          (e) Timing Issues: Either of Licensee and Licensor may commence the foregoing process as to a dispute at any time, and need not wait for the passage of any notice or cure period specified in Section 5.3 or for the occurrence of all facts otherwise required to give rise to any contractual right as to the matter in Dispute, including a right to terminate. In no event shall a party be required to engage in the dispute resolution process set forth in this Section 5.3, or be precluded from exercising its rights by reason thereof, for more than one hundred twenty (120) days (in total) from the party’s first submission of a Dispute to the

Strategic Relationship Committee under Section 5.3, without its written consent to an extension. No dispute or disagreement relating to the same essential facts and circumstances may be referred to the dispute resolution process under this Section 5.3 more than once.
          (f) Judicial Remedies: Nothing in this Section 5.3 shall preclude either of Licensee or Licensor from seeking interim judicial relief to prevent immediate, irreparable harm to its interests. In the event that the procedures set forth in this Section 5.3 shall have been completed without agreement being reached between the parties, either Licensee or Licensor shall be free to pursue any available judicial remedies pursuant to Section 10.7.
     5.4 Right of First Refusal.
          (a) Unsolicited Offer from a Designated Entity: As soon as practicable, and in any event within five (5) days, after Licensee’s receipt from a Designated Entity of any unsolicited oral or written offer with respect to a transaction which could constitute a Change of Control transaction with respect to Licensee (a “Sale Transaction”), Licensee shall notify Licensor in writing of such offer, and if the offer is in writing, provide a copy thereof. For the avoidance of doubt, such notice must identify the Designated Entity and contain all material terms of the Sale Transaction other than customary standard provisions. Promptly upon Licensee’s agreement in principle on the terms of any such Sale Transaction, Licensee shall provide Licensor with written notice (the “Offer Notice”) setting forth (i) the price, material terms and conditions of the proposed Sale Transaction, including the identity of the Designated Entity making the offer; and (ii) a copy of any written proposal, term sheet, letter of intent or other agreement relating to the proposed Sale Transaction. Licensor will have thirty (30) Business Days from the date of the Offer Notice (the “Notice Period”) to agree to acquire Licensee (or, if less than a full acquisition is contemplated in the Offer Notice, elect to pursue the transaction described therein), for the price and upon the terms and conditions specified in the Offer Notice, by giving written notice (an “Acceptance Notice”) to Licensee. If Licensor fails to provide an Acceptance Notice within the Notice Period, Licensee will have sixty (60) days after the end of the Notice Period to execute a definitive agreement with the Designated Entity specified in the Offer Notice on terms and conditions no more favorable to the counter-party than the terms and conditions set forth in the relevant Offer Notice. In the event Licensee does not so execute a definitive agreement within such period, Licensee may not thereafter enter into any binding agreement with respect to a Change in Control transaction with such Designated Entity without first offering such opportunity to Licensor in the manner provided in this Section 5.4(a). If Licensor provides an Acceptance Notice within the Notice Period but no definitive agreement is reached between Licensor and Licensee within ninety (90) days after the date of the Acceptance Notice, Licensee shall have the right to restart the negotiations with the Designated Entity on the terms originally set out in the Offer Notice, but in no event may Licensee execute a definitive agreement with such Designated Entity on terms and conditions more favorable to such entity than those set forth in the Offer Notice. In the event that, during the pendency of the negotiations pursuant to an Acceptance Notice, Licensee receives a further offer from the Designated Entity that it considers superior to the initial offer, Licensee may elect to pursue that offer, in which case the process provided in this Section 5.4(a) shall be restarted and Licensee shall delver a new Offer Notice to Licensor.

          (b) Unsolicited Offer from a Non-Designated Entity: For so long as Licensor’s rights under Section 1.5(b) of the Investor Rights Agreement remain in effect, if Licensee receives an unsolicited offer for a Sale Transaction from a Person other than a Designated Entity (a “Non-Designated Entity”), then Licensee shall notify Licensor in writing of such offer, and if the offer is in writing, provide a copy thereof. Other than the notice requirement, and without limiting any of Licensor’s rights under the Investor Rights Agreement, none of the requirements of Section 5.4(a) shall apply to such unsolicited offer.
          (c) Solicitation of Offers with Response from a Designated Entity: If Licensee initiates a process to solicit offers for a Sale Transaction, Licensee will include Licensor in such process (including by providing Licensor with access to all materials provided generally to potential bidders and at least the same opportunity to submit bids in response thereto). If Licensee reaches an agreement in principle on the terms of a Sale Transaction with a Designated Entity and Licensor has submitted a competing offer, then all of the provisions of Section 5.4(a) shall apply to the Designated Entity’s offer. If Licensee reaches an agreement in principle on the terms of a Sale Transaction with a Designated Entity and Licensor has not submitted a competing offer, then Licensee shall notify Licensor in writing of the Designated Entity’s offer in accordance with Section 5.4(a), and if the offer is in writing, provide a copy thereof, but none of the other requirements of Section 5.4(a) shall apply to such solicited offer.
          (d) Solicitation of Offers with Response from a Non-Designated Entity: For so long as Licensor’s rights under Section 1.5(b) of the Investor Rights Agreement remain in effect, if, as a result of the solicitation process initiated in Section 5.4(c), Licensee reaches an agreement in principle on the terms of a Sale Transaction with a Non-Designated Entity and Licensor has submitted a competing offer, then Licensee shall notify Licensor in writing of the Non-Designated Entity’s offer in accordance with Section 5.4(a), and if the offer is in writing, provide a copy thereof, but Licensee shall not be bound by any of the other requirements of Section 5.4(a). If Licensee reaches an agreement in principle on the terms of a Sale Transaction with a Non-Designated Entity and Licensor has not submitted a competing offer, then, without limiting any of Licensor’s rights under the Investor Rights Agreement, none of the requirements of Section 5.4(a) shall apply to such solicited offer.
ARTICLE VI
EFFECTIVENESS; TERM, SUSPENSION AND TERMINATION
     6.1 Effectiveness; Term. This Agreement shall become effective immediately upon the closing of the transactions contemplated in the Acquisition Agreement, which shall be the date set forth above (the “Effective Date”), and shall continue in full force and effect unless and until terminated as provided in this Article VI, although, for the avoidance of doubt, the term of the licenses granted hereunder for specific Licensed Products shall be as set forth in Section 2.1.
     6.2 Suspension.
          (a) When Suspension Applies: Licensor shall have the right to suspend the license with respect to (i) a particular type of Licensed Product (e.g., DVD, CD, Blue-ray media) throughout the Territory in the event of any Significant Breach by Licensee that affects the particular type of Licensed Product in more than one country or (ii) a Licensed Product in a discrete geographic territory (but in no event in a territory smaller than a country) in the event of a Significant Breach by Licensee of this Agreement that affects such Licensed Product only in such territory if Licensee fails to cure such Significant Breach within sixty (60) days after written notice by Licensor to Licensee. During the term of any suspension, Licensee shall not be authorized to and agrees that it shall not (and shall cause any Licensed Entity not to) use, reproduce and display the Licensed Trademarks for the marketing, promotion, advertisement, distribution, lease or sale of the affected Licensed Products in the particular territory identified in Section 6.2(a).
          (b) Initial Suspension Period: The initial suspension period shall begin at the end of the sixty (60)-day period and last for the shorter of (i) the date on which both parties agree in writing that the Significant Breach identified in Section 6.2(a) has been cured or (ii) one hundred twenty (120) days. If such initial suspension period ends because the parties agree that such Significant Breach has been cured, then the license for the particular Licensed Product in the particular territory identified in Section 6.2(a) shall be reinstated immediately without the need for separate notice. If such initial suspension period expires and the parties agree in writing that the Significant Breach identified in Section 6.2(a) has not been cured or Licensee fails to commence the dispute resolution process as provided in Section 6.2(c), then the license for the particular Licensed Product in the particular territory identified in Section 6.2(a) shall continue to be suspended or, at Licensor’s election, be terminated immediately upon written notice.
          (c) Further Suspension Period: If, just prior to the end of the initial suspension period, the parties remain in dispute as to whether such Significant Breach has been cured, Licensee may commence a dispute resolution process pursuant to Section 5.3 and the previously suspended license shall remain suspended pending the outcome of such dispute resolution process. If, at the conclusion of such dispute resolution process, there is a written agreement by the parties that the Significant Breach has been cured, then the license for the particular Licensed Product in the particular territory identified in Section 6.2(a) shall be reinstated immediately without the need for separate notice. If, at the conclusion of such dispute resolution process, there is a written agreement by the parties that the Significant Breach has not been cured or there is no agreement reached about whether the Significant Breach has been cured, then the license for the particular Licensed Product in the particular territory identified in Section 6.2(a) shall continue to be suspended or, at Licensor’s election, be terminated immediately upon written notice as to the Licensed Products and territories in question, subject to the any rights and remedies of Licensee pursuant to Section 5.3(f).
     6.3 Termination for Convenience. At any time after the twenty-fifth (25th) anniversary of the Effective Date, Licensor may terminate this Agreement in its sole discretion, and for any reason, upon one (1) year’s written notice to Licensee.
     6.4 Termination for Cause. Licensor, or in the case of Sections 6.4(e) or 6.6 either Licensor or Licensee, shall additionally have the right to terminate this Agreement as set forth below:

          (a) Material Breach of Investor Rights Agreement: upon written notice to Licensee, in the event of material breach by Licensee of the Investor Rights Agreement which is not cured within sixty (60) days after written notice by Licensor to Licensee;
          (b) Withdrawal from Business: upon written notice to Licensee, in the event that Licensee withdraws from or discontinues its conduct of the Business;
          (c) Change of Control: in the event of a Change of Control of Licensee, provided that Licensor (i) shall have given written notice to Licensee of its election to terminate within sixty (60) days after the Change of Control shall have been publicly announced and, together which such notice, shall have either (i) (A) tendered to Licensee that number of shares of common stock of Licensee equal to fifty percent (50%) of the shares of common stock of Licensee received by Licensor and its Affiliates at Closing under the Acquisition Agreement and (B) paid to Licensee, in immediately available funds, an amount in U.S. Dollars equal to fifty percent (50%) of the cash received by Licensor and its Affiliates at Closing or pursuant to any notes issued to them at Closing, each such amount of cash and number of shares multiplied by a fraction, the numerator of which shall be the number of whole years remaining prior to the twenty-fifth (25th) anniversary of the Effective Date, and the denominator of which shall be twenty-five (25) (although in no event shall the fraction be less than zero); or (ii) paid to Licensee, in immediately available funds, an amount in U.S. Dollars equal to (A) the cash to be tendered to Licensee pursuant to clause (i) hereof plus (B) the aggregate value of the number of shares of common stock of Licensee determined pursuant to clause (i) hereof valued at a price per share equal to a simple average of the closing share price of the common stock of Licensee on the thirty (30) Trading Days, as defined in the Acquisition Agreement, ending five (5) Business Days prior to the date on which the Change of Control shall have been first publicly announced; provided, however, that the termination shall not be effective until the date one hundred eighty (180) days after the date on which such written notice shall have been given.
          (d) Divestiture: upon written notice to Licensee, upon any Divestiture of all or any material portion of Licensee’s business relating to the marketing, distribution or sale of Licensed Products, where “Divestiture” means any sale, assignment or other transfer to another Person all or any material portion of any relevant assets relating to or primarily used in such business, but not including a sale of all or substantially all of the assets of Licensee;
          (e) Material Breach of Agreement: upon written notice to the other party, in the event of a Material Breach by such other party, which is not cured within sixty (60) days after written notice by the party to the other party, provided, however, that if, during such sixty (60)-day period, the other party commences a dispute resolution process pursuant to Section 5.3 with respect to the party’s notice of breach (or the breach is otherwise subject to a dispute resolution process thereunder), such termination shall not become effective until the later of (i) one hundred twenty (120) days after the commencement of such dispute resolution process or (ii) the end of any extension period beyond such one hundred twenty (120)-day period to which the party has expressly agreed in a writing that refers to Section 5.3 and this Section 6.4(e). Notwithstanding the foregoing, the parties acknowledge that, from time to time, there may be de minimus breaches of quality control requirements of this Agreement by Licensee but that, for so long as Licensee is diligently curing such breaches, such breaches shall be disregarded in determining whether Licensee is in Material Breach (although Licensor may commence the dispute resolution processes of Section 5.3 if it views such breaches as significant in the aggregate). Notwithstanding the foregoing, the parties further acknowledge that a Material Breach will only give rise to Licensor’s right to terminate this Agreement if (a) the Material Breach affects more than one Licensed Product in more than one country; or (b) Licensor previously has exercised its right to suspend the license as to a particular Licensed Product due to a failure by Licensee to cure a Material Breach within the initial sixty (60) day cure period specified in Section 6.2.
     6.5 Other Termination Rights. Either of Licensor or Licensee may terminate this Agreement immediately upon written notice to the other party upon:
          (a) the filing by the other party of a petition in bankruptcy or insolvency;
          (b) any adjudication that the other party is bankrupt or insolvent;
          (c) the filing by the other party of any legal action or document seeking reorganization, readjustment or arrangement of such party’s business under any law relating to bankruptcy or insolvency;
          (d) the appointment of a receiver for all or substantially all of the property of the other party;
          (e) the making by the other party of any assignment for the benefit of creditors; or
          (f) sixty (60) days after the institution of any proceedings for the liquidation or winding up of the business of, or for the termination of the corporate charter of, the other party if such proceedings are not dismissed such sixty (60)-day period.
     6.6 Termination for Termination of IMN Trademark License Agreement. Licensor may terminate this Agreement immediately upon written notice to Licensee upon the effective date of termination of the IMN Trademark License Agreement for cause or default of Imation C.V. (or any Licensed Entity) under such agreement. Licensee may terminate this Agreement immediately upon written notice to Licensor upon the effective date of termination of the IMN Trademark License Agreement for cause or default of Licensor under such agreement.
     6.7 Effect of Termination.
          (a) Termination of License: Upon termination of this Agreement for any reason, subject to Section 6.7(b), all rights and licenses granted hereunder (including any Sublicense Agreements executed pursuant hereto) shall immediately terminate (and Licensee and any Licensed Entities shall cease all use of the Licensed Trademarks), provided that Licensee may use the Licensed Trademarks (i) for historical reference, including to keep records and other historical or archived documents (including customer contracts and/or marketing materials) containing or referencing the Licensed Trademarks and to refer to the historical fact that Licensee and the Licensed Entities previously used the Licensed Trademarks, but not, for the avoidance of doubt, for marketing, promotion, advertisement, distribution, lease or sale of Licensed Products, and (ii) in any manner permitted under applicable law.

          (b) Use Up Rights: Without limiting any rights of Licensee pursuant to Sections 2.2 and 6.7, upon any termination of this Agreement under Section 6.4(a), 6.5, or 6.6, Licensee shall have the right to continue to (i) sell and/or otherwise dispose of any Licensed Products bearing a Licensed Trademark which are on hand or in process, and (ii) use the Licensed Trademarks on Internet and Intranet websites and on existing stocks of packaging, Promotional Material, and other documents and materials related to the Licensed Products in connection with sales permitted pursuant to the preceding clause (i), provided that such rights shall not exceed one hundred eighty (180) days following termination of this Agreement.
          (c) Survival: The following provisions shall survive the termination of this Agreement: Section 6.7 and Articles I, VII, VIII, IX, and X and Exhibit B.
     6.8 Termination Remedies. Termination of this Agreement by a party shall be without prejudice to any other right or remedy of such party under this Agreement or applicable law.
ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification by Licensee. Licensee shall, at its own expense, indemnify, defend, and hold harmless Licensor and its affiliates, and their respective officers, directors, employees and representatives, from and against any claim, demand, cause of action, liability, expense (including attorney’s fees and costs), or damages to the extent arising from a third party claim with respect to:
          (a) Licensed Products (except to the extent that Licensor is obligated to indemnify Licensee under the Supply Agreement), including any claim alleging product liability, injury to property or person, or infringement of intellectual property rights (except to the extent that Licensor is obligated to provide indemnification for such infringement claim under Section 7.2);
          (b) use of any Licensed Trademark by Licensee or any Licensed Entity (except to the extent that Licensor is obligated to provide indemnification for such claim under Section 7.2); and
          (c) any breach by Licensee, or any Licensed Entity of this Agreement (or any applicable Sublicense Agreement), including to the extent arising from any termination of this Agreement in accordance with Article VI.
     7.2 Indemnification by Licensor. Licensor shall, at its own expense, indemnify, defend, and hold harmless Licensee and its affiliates, and their respective officers, directors, employees and representatives, from and against any claim, demand, cause of action, liability, expense (including attorney’s fees and costs), or damages to the extent arising from a third party claim with respect to:
          (a) Licensee’s alleged infringement of (i) third party copyrights and trademark rights (which include claims for unfair competition, dilution and other similar claims)

arising from Licensee’s use of the TDK Marks pursuant to Section 2.2 or (ii) third party copyrights and trademark rights in the United States or Japan or third party rights in a registered Community Trade Mark (which include claims for unfair competition, dilution and other similar claims relating to such rights) arising from Licensee’s Display of the Licensed Trademark; except in either case, to the extent that such infringement arises from Licensee’s non-compliance with Licensor’s requirements for Display of the TDK Marks or Licensed Trademarks; and
          (b) any breach by Licensor of this Agreement, including to the extent arising from any termination of this Agreement in accordance with Article VI; provided, that Licensee’s sole and exclusive remedy for any breach of Licensor’s representation and warranty set forth at Section 8.1(c) hereof shall be indemnification by the Licensor pursuant to this Section 7.2.
     7.3 Miscellaneous. The party seeking to be indemnified pursuant to this Article VII (as applicable, the “Indemnified Party”) shall be entitled to indemnification hereunder only if it gives written notice to the party obligated to provide such indemnification hereunder (the “Indemnifying Party”) of any claims, suits or proceedings by third parties which may give rise to a claim for indemnification with reasonable promptness after receiving written notice of such claim (or, in the case of a proceeding, is served in such proceeding); provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation to provide indemnification, except if and to the extent that the Indemnifying Party is actually and materially prejudiced thereby. If the Indemnifying Party confirms in writing to the Indemnified Party that it is prepared to assume its indemnification obligations hereunder, the Indemnifying Party shall have sole control over the defense of the claim, at its own cost and expense; provided, however, that the Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. Notwithstanding the foregoing, the Indemnifying Party shall not settle or dispose of any such matter in any manner which would require the Indemnified Party to make any admission, or to take any action (except for ceasing use or distribution of the items subject to the claim) without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. Each party shall reasonably cooperate with the other party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses and to mitigate damages.
ARTICLE VIII
REPRESENTATIONS; LIMITATION OF WARRANTY AND LIABILITY
     8.1 Warranties as of Effective Date. Licensor represents and warrants to Licensee as follows as of the Effective Date:
          (a) Licensor has the right to grant the licenses contemplated by this Agreement, without the need for any licenses, releases, consents, approvals or immunities not yet granted and no licenses granted in this Agreement are inconsistent with or contrary to any licenses previously granted by Licensor.
          (b) Licensor owns all right, title and interest in the TDK Marks and Licensed Trademarks free and clear of any liens, security interests, obligations, or other encumbrances.

          (c) In the two (2) years prior to the Effective Date, no Person has asserted to Licensor in writing that any TDK Mark or Licensed Trademark is invalid or not enforceable and there are no such claims pending as of the Effective Date. The TDK Diamond Logo and Licensed Trademarks that are registered Trademarks or that are the subject of pending Trademark applications are in full force and effect, and all actions required to keep such registrations or applications pending or in effect or to provide full available protection, including payment of filing and maintenance fees and filing of renewals, statements of use or affidavits of incontestability, have been taken and no such applications or registrations are the subject of any opposition, cancellation, or other proceeding placing in question the validity or scope of such rights.
          (d) In the two (2) years prior to the Effective Date, Licensor has received no written notice by a third party that the Display of TDK Marks or Licensed Trademarks in connection with Licensed Products infringes such third party’s intellectual property rights and no such claims are pending as of the Effective Date.
          (e) Exhibits D and F contain complete and accurate listings of all Headphone Products and Speaker Products currently marketed by Licensor.
     8.2 Warranties as of Date of Update. Licensor represents and warrants to Licensee as follows as of the date of any Updates to Display Guidelines that result in a material change to a Licensed Trademark:
          (a) Licensor has the right to grant the licenses contemplated by this Agreement, without the need for any licenses, releases, consents, approvals or immunities not yet granted and no licenses granted in this Agreement are inconsistent with or contrary to any licenses previously granted by Licensor.
          (b) Licensor owns all right, title and interest in such Licensed Trademark free and clear of any liens, security interests, obligations, or other encumbrances.
          (c) There are no claims pending that such Licensed Trademark, as modified, is invalid or not enforceable, which claims would not apply to the Licensed Trademark before the modification.
          (d) There are no written notices or claims pending by a third party that the Display of such Licensed Trademark, as modified, in connection with Licensed Products infringes such third party’s intellectual property rights, which claims would not apply to the Licensed Trademark before the modification.
     8.3 Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS SECTION, LICENSOR HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, ENFORCEABILITY, NONINFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE DUE TO COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, WHETHER RELATED TO THE LICENSED TRADEMARKS, ADDITIONAL LICENSED DOMAIN NAMES, OR OTHERWISE.

ARTICLE IX
CONFIDENTIAL INFORMATION
     9.1 Definition. “Confidential Information” means (a) all RRM Product information provided by Licensee to Licensor under the review process described in Article IV, (b) all Sublicense Agreements, and (c) all information disclosed by one party to any other party (in writing, orally or in any other form) that is designated, at or before the time of disclosure, as confidential. The party disclosing Confidential Information shall be a “Discloser” and the party receiving Confidential Information shall be a “Recipient.”
     9.2 Exclusions. Confidential Information does not include information or material that (a) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient, generally known or available; (b) is or was known by the Recipient at or before the time such information or material was received from the Discloser; (c) is furnished to the Recipient by a third party that is not under an obligation of confidentiality to the Discloser with respect to such information or material; or (d) is independently developed by the Recipient.
     9.3 Restrictions on Use. During the term of this Agreement and for a period of three (3) years thereafter, the Recipient shall hold Confidential Information in confidence and shall not disclose to third parties or use such information for any purpose whatsoever other than as necessary in order to fulfill its obligations or exercise its rights under this Agreement. The Recipient shall take all reasonable measures to protect the confidentiality of the other party’s Confidential Information in a manner that is at least protective as the measures it uses to maintain the confidentiality of its own Confidential Information of similar importance. Notwithstanding the foregoing, the Recipient may disclose the other party’s Confidential Information (a) to employees and consultants that have a need to know such information, provided that each such employee and consultant is under a duty of nondisclosure that is consistent with the confidentiality and nondisclosure provisions herein, and (b) to the extent the Recipient is legally compelled to disclose such Confidential Information, provided that if permitted by applicable law and regulations the Recipient shall give advance notice of such compelled disclosure to the other party, and shall cooperate with the other party in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Confidential Information.
ARTICLE X
MISCELLANEOUS
     10.1 No Assignment or Transfer. No party shall, or shall have the right to, assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement, each in its sole discretion; provided, that, subject to Licensee’s compliance with the terms hereof with respect to a Change of Control, the foregoing shall not apply to an assignment by Licensee of its rights and obligations hereunder in connection with a transfer of all or substantially all of Licensee’s assets.

Except as expressly provided herein, any purported assignment, sale, transfer, sublicense, delegation or other disposition by any party shall be null and void.
     10.2 Injunctive Relief. Licensee acknowledges that a breach by it of its obligations under this Agreement, including its obligations set forth in Sections 2.6, 2.7 and Article III, may cause Licensor irreparable damage. Accordingly, Licensee agrees that in the event of such breach or threatened breach, in addition to remedies at law, Licensor shall have the right to seek injunctive or other equitable relief, without the necessity of posting any bond or other security, to prevent Licensee’s violations of its obligations hereunder. Licensor acknowledges that a breach of its obligations under this Agreement, including its obligations set forth in Section 6.4 or Article IX may cause Licensee irreparable damage. Accordingly, Licensor agrees that in the event of such breach or threatened breach, in addition to remedies at law, Licensee shall have the right to seek injunctive or other equitable relief, without the necessity of posting any bond or other security, to prevent Licensor’s violations of its obligations hereunder.
     10.3 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect.
     10.4 Waivers. The waiver by a party of a breach of or a default under any provision of this Agreement, shall not be effective unless such waiver is in writing, expressly states that is waiver hereunder, and identifies the breach or default to be waived. No waiver hereunder shall, in any event, be construed as a waiver of any subsequent breach of, or default under, the same or any other provision of this Agreement, nor shall any delay or omission on the part of a party in exercising or availing itself of any right or remedy, or any course of dealing hereunder, operate as a waiver of any right or remedy.
     10.5 Amendments. This Agreement may be amended only by written document, expressly stating that it is an amendment to this Agreement, identifying the provisions of this Agreement to be amended, and duly executed on behalf of each of the parties hereto. No delay or omission on the part of a party in exercising or availing itself of any right or remedy, or any course of dealing hereunder, operate as an amendment with respect to any provision hereof.
     10.6 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.
     10.7 Consent to Jurisdiction.
          (a) Licensee hereby irrevocably submits and agrees to cause all other Qualified Entities sublicensed hereunder to irrevocably submit on or prior to the execution of the relevant Sublicense Agreement), and Licensor hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any Sublicense Agreement (and each agrees that no such action, suit or proceeding relating to this Agreement or the Sublicense Agreements shall be brought by it or any of its affiliates except in such courts). Licensee irrevocably and unconditionally waives (and agrees not to plead or claim), and agrees to cause any Qualified Entities sublicensed hereunder to irrevocably and unconditionally waive (and not to plead or claim), and Licensor irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Sublicense Agreements in such courts or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) Licensee further agrees, and agrees to cause the other Licensed Entities to agree, and Licensor further agrees, that service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the state and federal courts located in the State of New York, New York County, with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding clause (a). In addition, Licensee irrevocably and unconditionally waives, and agrees to cause the other Licensed Entities to irrevocably and unconditionally waive, and Licensor irrevocably and unconditionally waives, application of the procedures for service of process pursuant to the Hague Convention for Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.
          (c) Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection herewith or arising out of this Agreement or the Sublicense Agreements.
     10.8 Independent Contractors. Each party is an independent contractor and neither party’s personnel are employees or agents of the other party for federal, state or other taxes or any other purposes whatsoever, and are not entitled to compensation or benefits of the other. Except for the specific obligations set forth in this Agreement, nothing hereunder shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership or business entity of any kind, nor shall anything in this Agreement be deemed to constitute either party the agent or representative of the other.
     10.9 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered if personally delivered by hand, (b) when received if sent by an internationally recognized overnight courier service, (c) ten (10) days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device and further provided that recipient shall not withhold or delay acknowledgement if actual receipt has occurred). Notices, demands and communications to Licensor and Licensee shall, unless another address is specified in writing, be sent to the address indicated below:

To Licensor:	To Licensee:

TDK Corporation	Imation Legal Affairs
13-1 Nihonbashi 1-chome, Chuo-ku	1 Imation Place
Tokyo 103-8272, Japan	Oakdale, MN 55128, USA
Attn: General Manager,	Attn: General Counsel
Corporate Planning Department
     10.10 Entire Agreement. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) constitutes the entire agreement of the parties hereto with respect to its subject matter. This Agreement supersedes all previous, contemporaneous and inconsistent agreements, negotiations, representations and promises between the parties, written or oral, regarding the subject matter hereunder. There are no oral or written collateral representations, agreements or understandings except as provided herein.
     10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.12 Right to Compete. Nothing in this Agreement is intended to restrict Licensee from the development, marketing, sales, and distribution of Licensed Products or similar products or services under Trademarks other than the Licensed Trademarks. Licensor expressly acknowledges and agrees that the activities described in the prior sentence shall be deemed not to violate any section of this Agreement including Section 3.2.
     10.13 Export/Import Compliance. Licensee shall ensure that the sale, distribution, export and import of Licensed Products by Licensee, and by its Affiliates, comply in all cases with all applicable export and/or import laws of the jurisdiction in which such sales, distribution, export or import occur, including, the Wassenaar Arrangement on Export Controls for Conventional Arms and Dual-Use Goods and Technologies and the Foreign Exchange and Foreign Trade Law of Japan.
[Remainder of page left intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

LICENSOR:
TDK Corporation
By:	/s/ Shiro Nomi
	Name:	Shiro Nomi
	Title:	Senior Vice President

LICENSEE:
Imation Corp.
By:	/s/ John L. Sullivan
	Name:	John L. Sullivan
	Title:	Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT A
LICENSED TRADEMARKS
TDK LIFE ON RECORD LOGO
TDK MARKS
TDK
DIAMOND DESIGN:
TDK DIAMOND LOGO:

A-1

EXHIBIT B
DEFINITIONS
     “13D Group” means any partnership, syndicate or other group, as those terms are used within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934.
     “Acceptance Notice” has the meaning set forth in Section 5.4(a).
     “Accessory Products” means optical disc jewel cases, optical disc storage cases and storage racks, optical disc label kits, cleaning kits for optical discs, magnetic cleaning cartridges and similar products that are directly related and ancillary to the end user’s use of Core Products and have no independent utility except when used for or in conjunction with a Core Product. For the avoidance of doubt, Accessory Products do not include products which include a power source.
     “Additional Licensed Domain Names” has the meaning set fort in Section 2.3.
     “Affiliate” means, when used with reference to any Person, any other Person that directly, or indirectly through one or more intermediaries, has Control of the first Person, or of which the first Person has Control, or which is under common Control with the first Person.
     “Agreement” has the meaning set forth in the Preamble.
     “Acquisition Agreement” has the meaning set forth in the Recitals.
     “Business” means the sales, service and support functions for Licensed Products bearing a Licensed Trademark.
     “Business Day” means any day, other than weekends, on which commercial banks in New York City are open for business.
     “Change of Control” with respect to Licensee means any of the following transactions:
     (a) the acquisition by any Person, as a result of one transaction or a series of transactions over time, of voting securities representing, directly or indirectly, more than 50% of the aggregate voting rights of Licensee, as a result of which Licensee is under the direct or indirect control of any Designated Entity, whether singly or as a member of a 13D Group;
     (b) Licensee’s consolidation with or merger with or into another Person, whether or not Licensee is the surviving entity in such transaction, unless, immediately after such consolidation or merger, shareholders of Licensee prior to the transaction continue to own voting securities representing, directly or indirectly, more than 50% of the aggregate voting rights of such new or surviving entity, as a result of which Licensee is under the direct or indirect control of any Designated Entity, whether singly or as a member of a 13D Group; or
     (c) Licensee’s sale, assignment or other transfer to another Person of all or substantially all of Licensee’s assets, as a result of which such assets are under the direct or indirect control of any Designated Entity, whether singly or as a member of a 13D Group.

     “Commercial Reason” means a commercially reasonable reason and includes:
     (a) if Licensor is then supplying a component that is incorporated by a third party into a product that is reasonably comparable to the RRM Product that Licensee has proposed to include within the scope of Licensed Products (including any form of hard disk drive product) or a product that would directly compete with such product over a material range of applications;
     (b) if the RRM Product or product plan provided by Licensee therefor is not, in Licensor’s reasonable judgment, consistent with Licensor’s written branding strategy (including as to quality assurance, environmental impact, health and human safety, intellectual property) and positioning relative to Licensee’s other brands;
     (c) if Licensor has made a substantial investment (i.e., more than twenty-five million U.S. Dollars ($25,000,000)) in the technology to be incorporated into the RRM Product that Licensee has proposed to include within the scope of Licensed Products (for these purposes, and for the avoidance of doubt, Licensor shall be deemed to have made such an investment in magnetoresistive random access memory (“M-RAM”) technology);
     (d) if Licensee is in Significant Breach of this Agreement at any time when a request for Licensor’s approval to include an RRM Product within the scope of Licensed Product is made or is pending, although a Commercial Reason shall only be deemed to exist so long as such Significant Breach has not been cured; and
     (e) if Licensee has repeatedly, willfully and materially breached any quality control provisions of this Agreement within the two (2)-year period prior to Licensee’s request to include a product within the scope of licensed products.
     “Confidential Information” has the meaning set forth in Section 9.1.
     “Control” of any Person means either (i) direct or indirect ownership of at least fifty-one percent (51%) of the voting share capital of, or other analogous ownership interest in, such Person or (ii) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.
     “Core Products” means Current and Successor Optical Media Products, Current and Successor Magnetic Tape Products and Current and Successor Flash Memory Products.
     “Current Flash Memory Products” means RRM Products that Licensor or Licensee has commercialized as of the Effective Date and that are in the form of (a) a USB flash device which directly connects to a computer through a USB interface or (b) a flash card (such as Compact Flash, SmartMedia, SD Memory Card), in either case in which the media is NAND or NOR circuit type, non-volatile computer memory where each memory cell is comprised of a MOSFET structure having a floating gate region.
     “Current Magnetic Tape Products” means RRM Products that Licensor or Licensee has commercialized as of the Effective Date in which the storage medium consists of magnetic tape that is written to and read from using a magnetic head while the magnetic tape is being spooled. For the avoidance of doubt, Current Magnetic Tape Products include, but are not limited to, LTO tape, DLTtapeIV, SuperDLTtape, audio tape, DDS/DAT, 8 mm tape, DVC tape, VHS tape, VHS-C tape, microcassette tape and endless cassette tape, and commercialized metal-evaporated (ME) tape formats.
     “Current Optical Media Products” means RRM Products that Licensor or Licensee has commercialized as of the Effective Date in which the storage medium consists of physical discs that are written to and read from using optical and/or magneto-optical means while the disc is being spun. For the avoidance of doubt, Current Optical Media Products include, but are not limited to, CDs, DVD, MO, MiniDisc, HD-DVD, and Blu-ray media.
     “Designated Entity” means any of the entities listed on Exhibit C (the “Schedule of Designated Entities”), as revised from time to time by Licensor, and their Affiliates. Licensor may revise Exhibit C, in its sole discretion, after eighteen (18) calendar months have passed after the Effective Date and once every eighteen (18) calendar months thereafter; provided, that (1) Exhibit C may not be revised to include more than six (6) entities, (2) only entities which are engaged in the research, development, design, supply, manufacture, marketing, sales or support of RRM Products or otherwise compete with any business of Licensor or Licensee may be added to Exhibit C, and (3) Exhibit C may not be revised to include any entity with which Licensee is in discussions or negotiations regarding a Change of Control as of the time of Licensor’s revision of Exhibit C, so long as Licensee has provided notice to Licensor of such discussions or negotiations.
     “Discloser” has the meaning set forth in Section 9.1.
     “Display” has the meaning set forth in Section 3.1.
     “Dispute” has the meaning set forth in Section 5.3.
     “Divestiture” has the meaning set forth in Section 6.4.
     “Domain Name Regulation” has the meaning set forth in Section 2.3.
     “Effective Date” has the meaning set forth in Section 6.1.
     “Headphone Products” means headphone products that have been commercialized by Licensor as of the Effective Date and are listed on Exhibit D and successor products that are based on the same fundamental structure and technology as such headphone products, including products that are on the migration path of such products.
     “Imation C.V.” has the meaning set forth in the Recitals.
     “IMN Trademark License Agreement” has the meaning set forth in the Recitals.
     “Indemnified Party” has the meaning set forth in Section 7.3.
     “Indemnifying Party” has the meaning set forth in Section 7.3.
     “Investor Rights Agreement” has the meaning set forth in the Recitals.

     “Licensed Entity” means a Qualified Entity which has executed a Sublicense Agreement pursuant to Section 2.5 hereof.
     “Licensed Products” means Current and Successor Optical Media Products, Current and Successor Magnetic Tape Products, Current and Successor Flash Memory Products, Accessory Products, Headphone Products, Speaker Products, and other RRM Products approved pursuant to Article IV but does not include Medical Image Data Recording Media or Specific Broadcast Media .
     “Licensee” has the meaning set forth in the Preamble.
     “Licensed Trademarks” means those Trademarks listed on Exhibit A.
     “Licensor” has the meaning set forth in the Preamble.
     “Licensor Products” means products that Licensor manufactures, distributes, or sells under a Licensed Trademark that are not Licensed Products.
     “Licensor Site” has the meaning set forth in Section 2.3.
     “Link” has the meaning set forth in Section 2.3.
     “Logo Manual” has the meaning set forth in Section 3.1.
     “Material Breach” means a breach of this Agreement that is material in relation to the totality of the transactions and relationships contemplated by the Acquisition Agreement, including those provided for in this Agreement and in the other Ancillary Agreements, as the latter term is defined in the Acquisition Agreement. Without limiting the generality of the foregoing, the purported transfer or assignment of this Agreement in violation of Section 10.1 shall be considered a Material Breach.
     “Medical Image Data Recording Media” means media that are specifically intended for recording patient medical image data, are expressly and solely marketed for use in such medical applications and are labeled as such.
     “Non-Designated Entity” has the meaning set forth in Section 5.4(b).
     “Notice of Alleged Infringement” has the meaning set forth in Section 2.9.
     “Notice Period” has the meaning set forth in Section 5.4(a).
     “Offer Notice” has the meaning set forth in Section 5.4(a).
     “Person” means an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a governmental entity.
     “Product Site” has the meaning set forth in Section 2.3.

     “Promotional Material” means any advertising, marketing or promotional materials with respect to any Licensed Product.
     “Qualified Entity” means Licensee and any entity in the Territory that is (a) wholly owned by Licensee directly or indirectly, but only for so long as such entity is wholly-owned by Licensee, or (b) listed on Exhibit E, but only for so long as (i) Licensee (or a wholly owned subsidiary of Licensee) maintains the ownership interest that it has in such entity as of the Effective Date as set forth on Exhibit E and (ii) any other shareholder in such entity continues to maintain at least the ownership interest that it has in such entity as of the Effective Date as set forth on Exhibit E or, if it transfers any shares, it transfers those shares to Licensee or a wholly-owned subsidiary of Licensee. In the event that Licensee wishes to add a proposed Qualified Entity to Exhibit E, Licensee shall notify Licensor in writing of the jurisdiction of the entity, purpose of the addition, and direct and indirect ownership interest of such entity and Licensor shall have the right to approve or disapprove such request, but shall not unreasonably withhold or delay its approval of such request. For purposes of determining whether an entity is wholly-owned for purposes of the foregoing, the parties will disregard a de minimis number of shares held by a nominee if and to the extent such a nominee is required to hold such shares in connection with the due formation of the entity, or to qualify as a director, in each case under the laws of its jurisdiction of incorporation, provided that the holder of such shares (i) holds no more shares than is required by such statute, (ii) does not have the power or authority to direct or cause the direction of the management and policies of such entity, whether through the ownership of securities, by contract or otherwise, except director nominees may have such rights to the extent they can exercise them solely in accordance with the directions of Licensee, and (iii) shall only be disregarded for so long as such legal requirement exists and for as long thereafter, up to a maximum of three (3) months as may reasonably be necessary for Licensee to acquire the shares held by such nominee.
     “Quality Guidelines” has the meaning set forth in Section 3.1.
     “Quality Manual” has the meaning set forth in Section 3.1.
     “Recipient” has the meaning set forth in Section 9.1.
     “Relationship Manager” has the meaning set forth in Section 5.1.
     “Removable Recording Media (“RRM”) Products” means finished products for use by end users consisting primarily of physical media designed for the storage of information, images, or other data in digital or analog form which are (a) designed and intended to be readily insertable into and removable from a storage device or system by such end user and (b) do not incorporate or provide any other material functions (such as writing, reading, recording, retrieving, computing, processing, transmitting, receiving, displaying, measuring, detecting, reproducing or other functionality with respect to data). For the avoidance of doubt, “RRM Products” does not include products that include components such as heads or power sources because such products provide functions other than storage of data. Notwithstanding the foregoing limitation on incorporating or providing any other material functions, (1) magnetic tape products in cartridge form (e.g., LTO tape) that include an RFID tag/chip shall still constitute RRM Products and Current or Successor Magnetic Tape Products if they otherwise meet the requirements for inclusion in the definitions of both RRM Products and Current or Successor Magnetic Tape Products, and (2) USB flash devices and flash cards that include an integrated circuit controller for controlling the transfer of data to and from such USB flash devices or flash cards and a crystal oscillator to generate a clock signal for use by such controllers shall still constitute Current or Successor Flash Memory Products if they otherwise meet the requirements for inclusion in the definitions of both RRM Products and Current or Successor Flash Memory Products.
     “Sale Transaction” has the meaning set forth in Section 5.4(a).
     “SEC” means the U.S. Securities and Exchange Commission.
     “Significant Breach” means any Licensee breach of this Agreement that has an adverse effect causing or, if continued, likely to cause significant harm to Licensor’s ownership of the Licensed Trademarks, the goodwill associated therewith or Licensor’s ability to enforce any of its rights therein. A Significant Breach may or may not be a Material Breach.
     “Speaker Products” means speaker products (a) that have been commercialized by Licensor as of the Effective Date and are listed on Exhibit F and (b) successor products that are (i) designed and intended to be used with personal computers, laptops, handheld computers, portable audio players and similar consumer products and (ii) have an integrated power supply that does not exceed 50 watts, including in each case products that are on the migration path of such products.
     “Specific Broadcast Media” means RRM Products that are sold to NHK broadcast network solely for the production of audio and video content for use in NHK’s broadcast programming. For the avoidance of doubt, Specific Broadcast Media does not cover any RRM Products that are sold to customers other than NHK broadcast network.
     “Strategic Relationship Committee” has the meaning set forth in Section 5.2.
     “Sublicense Agreement” has the meaning set forth in Section 2.5.
     “Successor Flash Memory Products” means RRM Products that are in the form of (i) a USB flash device which directly connects to a computer through a USB interface or (ii) a flash card (such as Compact Flash, SmartMedia, SD Memory Card), in either case in which the media is NAND or NOR circuit type, non-volatile computer memory where each memory cell is comprised of a MOSFET structure having a floating gate region but only if such products (a) incorporate read/write speed and recording capacity enhancements to Current Flash Memory Products, and (b) are based on the same fundamental structure and technology as Current Flash Memory Products, including products that are on the migration path of Current Flash Memory Products.
     “Successor Magnetic Tape Products” means RRM Products in which the storage medium consists of magnetic tape that is written to and read from using a magnetic head while the magnetic tape is being spooled, provided that such products are (a) product line extensions of or on the migration path from, and (b) based on the same fundamental technology as Current Magnetic Tape Products. For the avoidance of doubt, Successor Magnetic Tape Products include, but are not limited to, Licensee’s Multi-Terabyte Tape Storage (MTS) program as well as magnetic tape formats launched by IBM, Sun StorageTek, the LTO Consortium, or Quantum that are intended to be successor products to their existing tape products.
     “Successor Optical Media Products” means RRM Products in which the storage medium consists of physical discs that are written to and read from using optical and/or magneto-optical means while the disc is being spun, provided that such products are (a) product line extensions of or on the migration path from, and (b) based on the same fundamental technology as Current Optical Media Products. For the avoidance of doubt, Successor Optical Media Products include, but are not limited to, holographic media and Blu-Ray and HD-DVD recordable, rewritable, and RAM discs, including single layer, dual layer, and dual sided discs, all speed changes for such discs, and including small format versions of such discs.
     “Supply Agreement” has the meaning set forth in the Recitals.
     “TDK Marks” has the meaning set forth in Section 2.1.
     “Territory” means the United States and its territories and possessions.
     “Trademark” means trademarks, trade names, service marks, service names, design marks, logos, trade dress, or other indicators of identification of origin, whether registered or unregistered.
     “Updates” has the meaning set forth in Section 3.1.
     “URLs” has the meaning set forth in Section 2.3.

EXHIBIT C
SCHEDULE OF DESIGNATED ENTITIES
**

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

C-1

EXHIBIT D
HEADPHONE PRODUCTS

Market	Product Name	Product Number
Japan	Headphone	TEC-BP-100 TEC-CP-100 TEC-HP-100 TEC-MP-100 TEC-NP-100

Europe	Headphone	SHP-BP100 SHP-CP100 SHP-HP100 SHP-NP100 SHP-MP100

Americas	Headphone	BP100 CP100 HP100 MP100 NP100 IE100 NC100

Asia Pacific & Africa (including Oceania)	Ear Phone	CP100 BP100 HP100 MP100 NP100

	Headphone	EB-100
EB-200
EB-300BK
EB-300WH
EB-400BL
EB-400PK
EB-400GR
EB-500
ST-100
ST-200BK
ST-200WH
ST-PR300
ST-PR400
NC-100
NC-200
BT-100

D-1

EXHIBIT E
LIST OF QUALIFIED ENTITIES
(SPECIFYING, FOR EACH ENTITY, THE NUMBER OF SHARES OR OTHER
EQUITY INTERESTS OUTSTANDING AS OF THE EFFECTIVE DATE, AND THE
HOLDER OF ALL SUCH SHARES OR OTHER EQUITY INTERESTS)
**

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.
 E-1

EXHIBIT F
SPEAKER PRODUCTS

Market	Product Name	Product No.
Japan	Speaker	SP-XA10WL
SP-XA10WR
SP-XA10WS
SP-XA40WB
SP-XA40WL
SP-XA40WR
SP-XA40WS
SP-XA40WW
SP-XA60
SP-XA60W
SP-XA80
SP-XA160

Europe	Speaker	MMS-XA40WCLG
MMS-XA40WCS
MMS-XA40WCO
MMS-XA40WCLG-UK
MMS-XA40WCO-UK
MMS-XA40WCS-UK

Asia Pacific & Africa	Speaker	TR-XA10L-AU
(including Oceania)		TR-XA10R-AU
TR-XA10S-AU
TR-XA40L-AU
TR-XA40R-AU
TR-XA40S-AU
TR-XA60W-AU
TR-XA60-AU
TR-XA80W-AU

	iPOD DOCK	ADS-01
ADS-02

Oceania	CD Sound System	NX-03CDMP3-SV
 F-1

EXHIBIT G
FORM OF SUBLICENSE AGREEMENT
 G-1

EXHIBIT G(I)
SUBLICENSE AGREEMENT
     [if Imation or IMN is the Sublicensor, but not including the sublicense between IMN and Imation Europe BV, then use the following introduction:]
     This Trademark Sublicense Agreement (this “Sublicense Agreement”) is made as of                     ,                      by and among [Imation Corp., a Delaware corporation/IMN Data Storage Holdings CV, a Dutch private limited partnership (besloten CV) (“Sublicensor”)] and [name of Qualified Entity], a                      (“Sublicensee”).
RECITALS
     WHEREAS, TDK Corporation (“Licensor”) and Sublicensor are parties to a Trademark License Agreement dated July 31, 2007 (the “Brand License Agreement”);
     WHEREAS, Sublicensor wishes to grant a sublicense of its rights to Sublicensee, subject to the terms and conditions hereof;
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:1
     [For the sublicense between Imation Europe BV and a country-specific operating subsidiary, use the following introduction:]2
     This Trademark Sublicense Agreement (this “Sublicense Agreement”) is made as of                     ,                      by and among Imation Europe BV, a                      (“Sublicensor”) and [name of Qualified Entity], a                     (“Sublicensee”).
RECITALS
     WHEREAS, TDK Corporation (“Licensor”) and IMN Data Storage Holdings CV (“Licensee”) are parties to a Trademark License Agreement dated July 31, 2007 (the “Brand License Agreement”);
     WHEREAS, pursuant to the Brand License Agreement, Licensee granted a sublicense of its rights to Sublicensor under that certain Sublicense Agreement dated                     , 2007 between Licensee and Sublicensor (“IMN Sublicense Agreement”);
     WHEREAS, Sublicensor wishes to grant a sublicense of its right to Sublicensee, subject to the terms and conditions hereof;

[1]	Exhibit G contains only the minimum provisions that Sublicensor must include. Sublicensor is free to include additional terms so long as they are consistent with these terms.

[2]	Throughout the Sublicense Agreement, items in bold and italics should be added if Imation Europe BV is the Sublicensor.

G(I)-1

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:3
ARTICLE I
DEFINITIONS; RELATIONSHIP TO OTHER AGREEMENTS
     1.1 Certain Definitions. Capitalized terms not otherwise defined in this Sublicense Agreement shall have the meanings set forth in Exhibit [G(I)-]1.
ARTICLE II
LICENSE
     2.1 Trademark License Grant. Subject to compliance with the terms and conditions of this Sublicense Agreement, Sublicensor hereby grants to Sublicensee a non-transferable, non-sublicensable, [in the Territory], [nonexclusive/exclusive], and restricted license, during the terms set forth below, to use, reproduce and display the Trademarks set forth on Exhibit [G(I)-]2 (“Licensed Trademarks”) solely for the marketing, promotion, advertisement, distribution, lease or sale of Licensed Products. Sublicensee acknowledges that the Licensed Products do not include Medical Image Data Recording Media or Specific Broadcast Media and that Licensor reserves all worldwide rights to use, reproduce, and display any Trademark (including the TDK Marks) but not the Licensed Trademarks for the marketing, promotion, advertisement, distribution, lease or sale of Medical Image Data Recording Media and Specific Broadcast Media, and to grant rights to others to do the same. All rights of Sublicensor [, Licensee,] or Licensor in and to the Licensed Trademarks not expressly granted under this Article II are reserved by Sublicensor [, Licensee,] or Licensor. The term of license grants are as set forth below:4
          (a) Core Products; Accessory Products: The term of the license for use of the Licensed Trademarks in connection with Core Products and Accessory Products shall be ___
          (b) Speaker Products and Headphone Products: The term of the license for use of the Licensed Trademarks in connection with Speaker Products and Headphone Products shall be ___.
          (c) RRM Products: The term of the license for use of the Licensed Trademarks in connection with any other RRM Product shall be ___.
     2.2 Use-Up Rights for TDK Marks. Licensee shall have the right, in the Territory, to (a) sell or otherwise dispose of any Licensed Products that bear a TDK Mark transferred as of the Effective Date in accordance with the terms of the Acquisition Agreement, and (b) use existing stocks of packaging, Promotional Material, and other documents and materials that bear a TDK Mark, transferred as of the Effective

[3]	Exhibit G contains only the minimum provisions that Sublicensor must include. Sublicensor is free to include additional terms so long as they are consistent with these terms.

[4]	Specified term must in all cases be no longer than the Brand License Agreement.

G(I)-2

Date in accordance with the terms of the Acquisition Agreement, in connection with such sales or other dispositions, in each case for up to one (1) year after the Effective Date, provided that Licensee shall seek to migrate all sales and use of materials to the Licensed Trademarks as promptly as reasonably practicable, consistent with business requirements, over such period.
     2.3 Restrictions. As an express condition to, and in material consideration for, the licenses granted to Sublicensee hereunder, Sublicensee expressly agrees to the following restrictions as to its use of the Licensed Trademarks:
          (a) Sublicensee shall not do anything inconsistent with Licensor’s ownership of the Licensed Trademarks. Without limiting the generality of the foregoing, Sublicensee shall not challenge the validity of any Licensed Trademark, Licensor’s ownership thereof, or the enforceability of Licensor’s rights therein.
          (b) Sublicensee shall not use, reproduce or display (or authorize the use, reproduction or display of) the Licensed Trademarks in any manner whatsoever other than as expressly authorized by this Sublicense Agreement.
          (c) Except as expressly permitted by Section 2.2, during the term and after any termination of this Sublicense Agreement, Sublicensee shall not use any service mark, service name, trade name, trademark, design or logo that is confusingly similar to any Licensed Trademark or any element thereof, including any mark, word or design that incorporates TDK Marks, or any mark, word, logo or design confusingly similar thereto. Without limiting the generality of the foregoing, during the term and after any termination of this Sublicense Agreement, Sublicensee shall not use the word “TDK” or the TDK diamond logo in any corporate name or in any domain name [other than as permitted by the sublicense granted in Section 2.11 below]. For the avoidance of doubt, to the extent that an element of a Licensed Trademark (but in no event a TDK Mark) is expressly disclaimed in a trademark registration (such as “mobile” in TDK MOBILE), Sublicensee shall not be prohibited from using such element in its own Trademarks by the terms hereof.
          (d) Except for existing inventory of Licensed Products or existing stocks of packaging, Promotional Material, and other documents and materials that bear a TDK Mark that Licensee is permitted to use pursuant to Section 2.2 (which shall be used in the form transferred as of the Effective Date, without alteration), Sublicensee shall not use any of the Licensed Trademarks together, or use any Licensed Trademark in combination with any other trademark, service mark, trade name, trading style, fictitious business name, name, character, symbol, design, likeness or literary or artistic material in a manner that create a unitary or combination Trademark without the prior written consent of Licensor. Notwithstanding the foregoing, Sublicensee may use (i) any Licensed Trademarks together if Licensor has a general practice of using such Licensed Trademarks together and (ii) any Trademarks listed on an exhibit to this Sublicense Agreement but not in a manner that might create a unitary or combination Trademark.
          (e) For a period that runs for one (1) year prior to the expiration of the separate licenses for the Speaker Products and Headphone Products and for each RRM Product licensed in this Sublicense Agreement, and for a period that runs for one (1) year prior to the

G(I)-3

termination of the Sublicense Agreement for the Core Products and Accessory Products, Sublicensee may Display one or more Imation Trademarks on or in connection with the Licensed Products as part of a transition plan that is provided by [Licensee or] Sublicensor to Sublicensee.
          (f) Sublicensee shall not register any Licensed Trademark, and Licensor shall retain the exclusive right to apply for and obtain registrations for each Licensed Trademark throughout the world. Sublicensee shall not register any domain name containing the word TDK.
          (g) Sublicensee shall not assert any adverse claim against Licensor based upon Licensor’s use of any Licensed Trademark.
     2.4 Patent License. Sublicensor hereby grants to Sublicensee a royalty-free, non-transferable, nonsublicensable, non-exclusive license (not including manufacturing or have made rights) in the Territory under any patents of Licensor or its Affiliates that, as of the Effective Date, Licensor has the right to grant licenses without payments to third parties, for the marketing, distribution, or sales of Current Magnetic Tape Products and Current Optical Media Products which, in both cases, Licensor or [Licensee/Imation Corp.] has commercialized as of the Effective Date, provided that if Sublicensee or any of its Affiliates asserts a patent against Licensor or any of its Affiliates, the sublicense granted in this Section 2.4 shall terminate and further provided that Sublicensee and its Affiliates shall not sue Licensor or any of its Affiliates for damages arising before termination of the license.
     2.5 Notice. In connection with the use of the Licensed Trademarks on packaging or Promotional Material for the Licensed Products, Sublicensee shall include a trademark notice in a form reading: “The [TDK LIFE ON RECORD Logo] is a trademark of TDK Corporation,” except that Sublicensee may use the typed words “TDK Logo” instead of the actual logo where the notice would be too small to show the actual logo clearly or where the notice is embedded within other text. Further, with respect to any Licensed Product other than Core Products or Accessory Products, Sublicensee shall indicate when using a Licensed Trademark on packaging or Promotional Material for such product that “The [TDK LIFE ON RECORD Logo] is used under a trademark license from TDK Corporation,” subject to the same exception as the previous sentence. [Subject to Section 2.11,] if a Licensed Trademark is used multiple times on or in packaging or Promotional Material, the notice and statement regarding licensed use need only be used for the first prominent use of the Licensed Trademark on or in such packaging or Promotional Material. Notwithstanding anything to the contrary, the requirements of this Section 2.5 shall not apply to existing stocks of packaging, Promotional Material, and other documents and materials that bear a TDK Mark that Licensee is permitted to use pursuant to Section 2.2.
     2.6 Filing, Maintenance, and Renewal. Sublicensee agrees to reasonably cooperate with Licensor’s preparation and filing of any applications, renewals or other documentation necessary or useful to protect Licensor’s intellectual property rights in the Licensed Trademarks.

G(I)-4

     2.7 Enforcement and Defense of Infringement Claims.
          (a) Notification: Sublicensee shall reasonably cooperate in providing notice to Sublicensor (a “Notice of Alleged Infringement”) if Sublicensee becomes aware of any use of a Licensed Trademark, or element thereof, or of any Trademark on a Licensed Product, which may be confusingly similar to any Licensed Trademark, or element thereof, by any Person.
          (b) Action to Enforce: Sublicensee shall have no right to institute and/or pursue any proceedings to enforce any rights in the Licensed Trademarks, unless otherwise authorized by Licensor.
          (c) Defense of Third Party Claims: Licensor shall have the sole right to defend the Licensed Trademarks against imitation, infringement or any claim of prior use. Sublicensee shall cooperate fully with Licensor, at Licensor’s reasonable request and expense, in connection with the defense of any such claim.
     2.8 Reservation of Rights. Sublicensee acknowledges that Licensor is the sole owner of all right, title and interest in and to the Licensed Trademarks, and that Sublicensee has not acquired, and shall not acquire, any right, title or interest in or to the Licensed Trademarks except the limited rights to use such Licensed Trademarks expressly granted to Sublicensee under this Sublicense Agreement. Licensor shall retain all goodwill associated with the Licensed Trademarks. Notwithstanding any other provision hereof, nothing in this Sublicense Agreement shall prohibit Licensor from marketing, distributing or selling any products on an OEM basis, provided such products do not bear any Licensed Trademark or any confusingly similar variation thereof.
     2.9 Removing Licensed Trademarks from License. At any time during the term of this Sublicense Agreement, Sublicensor may remove a Licensed Trademark from the scope of the license if Licensor removes such Licensed Trademark from the scope of the Brand License Agreement [or Licensee removes such Licensed Trademark from the scope of the IMN Sublicense Agreement].
     2.10 Co-Branding Requests by Sublicensee. If Sublicensee wishes to use the Licensed Trademarks in connection with a co-branding program, Sublicensee shall first seek Sublicensor’s written approval, which may be granted or refused in Sublicensor’s sole discretion. After its approval, Sublicensor must obtain Licensor’s written approval, which may be granted or refused in Licensor’s sole discretion. [Except for Existing Programs (as defined in subsection (a) below),]5 Sublicensee shall present such plan (in reasonable detail) in writing to Sublicensor and then if approved by Sublicensor to Licensor.
     (a) [As of the Effective Date, Licensor and Sublicensor hereby approve the Sublicensee’s continued participation in the co-branding of the products listed on Exhibit [G(I)-]7 (“Existing Programs”), solely in Japan, in the same manner that Licensor had been co-branding such products immediately prior to the Effective Date for up to two (2) years after the Effective Date, provided that Sublicensee shall begin using the Licensed Trademarks in place of any TDK Mark used in such co-branding programs as soon as practicable but in any event within

[5]	Bracketed language references to Existing Programs. Include bracketed language if Territory includes Japan.

G(I)-5

three (3) months after the Effective Date; provided, further that — notwithstanding the foregoing clause — Sublicensee shall have the right to use co-branded product inventory and Promotional Material in existence on the Effective Date, as part of Existing Programs, for up to one (1) year after the Effective Date to the extent, and on the terms, permitted by Section 2.2.]
     (b) If Sublicensee wishes to request additional co-branding rights [(including the extension of any of the Existing Programs)], Sublicensee shall first seek Sublicensor’s written approval, which may be granted or refused in Sublicensor’s sole discretion. After its approval, Sublicensor must obtain Licensor’s written approval, which may be granted or refused in Licensor’s sole discretion. Sublicensee’s proposed plan provided to Sublicensor and then if approved by Sublicensor to Licensor shall specify (a) the proposed design image (specifying each brand to be utilized, and the form of co-brand, including spacing and other fixed attributes); (b) the applicable sales territory; (c) the retailer with which the product will be co-branded; and (d) each category of product or products. Sublicensee’s proposal may include multiple representations of the co-branding materials for approval. Sublicensee shall also provide any additional information reasonably requested by Sublicensor or Licensor. Licensor shall seek in good faith, but without obligation, to approve or disapprove Sublicensor’s request within three weeks of its receipt of the completed plan. Unless Sublicensor or Licensor otherwise states in writing, the term of any new co-branding program [(or any extension of an Existing Program)] shall be for a two (2) year period, starting from the date of approval.
     (c) If Sublicensee wishes to make any change to an approved co-branding program [(including any Existing Program)], Sublicensee shall first seek Sublicensor’s written approval, which may be granted or refused in Sublicensor’s sole discretion. After its approval, Sublicensor must obtain Licensor’s written approval, which may be granted or refused in Licensor’s sole discretion. Sublicensee shall provide the same or similar types of information in writing to Sublicensor and then if approved by Sublicensor to Licensor as set forth in subsections (ii)(a) to (d). Licensor shall seek in good faith, but without obligation, to approve or disapprove Sublicensor’s request within three weeks of its receipt of the completed plan.
     (d) [Licensee,] Sublicensor or Licensor shall have the right to terminate any co-branding program [(including any Existing Program)] in the event Sublicensee materially fails to conform to any co-branding program requirement or engages in co-branding that is inconsistent, in a material way, with the materials provided for review in connection with the approval process [(or in the case of any Existing Program, the co-branded products in that program as of the Effective Date)] if Sublicensee fails to correct any nonconformance within [ ] days after receiving written notice from [Licensee,] Sublicensor or Licensor.
     2.11 [If sublicense to website rights granted]. Website Rights. Sublicensee may maintain a website, designated by the URL, <http://www.[___]/>, exclusively for the purpose of promoting Licensed Products as set forth in this Sublicense Agreement (each a “Product Site”). During the term of the Sublicense Agreement, Sublicensor grants to Sublicensee a non-transferable, non-sublicensable, [nonexclusive/exclusive] and restricted license in the Territory to (i) use the domain name, ___for the Product Site, and (ii) refer to the URL on Licensed Products and on their packaging or Promotional Material.

G(I)-6

          (a) The “About Sublicensee,” “Contact Us” or equivalent section of each Product Site shall be reasonably prominent and shall identify Sublicensee as the contact and shall contain the following statement: “The products described on this site are made by or on behalf of [Sublicensee] and use of the [TDK LIFE ON RECORD Logo] is pursuant to a trademark license from [Licensor].”
          (b) The Product Site shall be deemed to be “Promotional Material” for all purposes hereof, and shall be subject to the terms and conditions applicable to Promotional Material under this Sublicense Agreement. Without limiting the generality of the foregoing, Sublicensee shall (i) not display or use a hypertext reference link (“Link”) in a manner that causes either the Licensor or a Product Site or any portion of its content to be associated with any advertising or sponsorship not part of such site; (ii) not display or use a Link in a manner that could cause confusion, mistake, or deception; (iii) display disclaimers on the Product Site pursuant to the Quality Guidelines; and (iv) maintain and enforce terms of use and other policies applicable to the Product Site that are commercially reasonable.
          (c) Sublicensee shall have no rights to register the URL for the Product Site; all rights with respect to registration and enforcement of such rights, as between Sublicensor and Sublicensee, reside with Sublicensor.
ARTICLE III
QUALITY CONTROL
     As an express condition to, and in material consideration for, the licenses granted to Sublicensee hereunder, Sublicensee expressly agrees to the following restrictions as to its use of the Licensed Trademarks:
     3.1 Trademark Guidelines. Sublicensee shall not use, reproduce or display any Licensed Trademark in any manner whatsoever other than as expressly authorized in the quality control guidelines for the Licensed Trademarks (“Quality Guidelines”), including guidelines regarding how each Licensed Trademark is used, presented and displayed (“Display”). Notwithstanding anything to the contrary, the requirements of this Section 3.1 shall not apply to existing inventory of Licensed Products or to existing stocks of packaging, Promotional Material, and other documents and materials that bear a TDK Mark, in each case that Licensee is permitted to use pursuant to Section 2.2 (which shall be used in the form transferred as of the Effective Date, without alteration). The Quality Guidelines shall consist of two elements: guidelines related to Display (such guidelines shall be contained in a “Logo Manual”) and guidelines regarding the nature and quality of products and services associated with the Licensed Trademark (such guidelines shall be contained in a “Quality Manual”). The initial Quality Guidelines are attached as Exhibit [G(I)-]3. Sublicensee shall promptly cure any breach of the Quality Guidelines upon notice from [Licensee,] Sublicensor or from Licensor, provided that Sublicensee shall have a reasonable time to comply with Updates (as defined below), including a reasonable amount of time to exhaust existing inventories of Promotional Material, packaging, and Licensed Product, except that Sublicensee shall not have rights to exhaust existing inventories if such inventories are in material noncompliance with the previous Quality Guidelines or if the existing Licensed Products (or use or distribution thereof) would violate any applicable law. Notwithstanding anything to the contrary in

G(I)-7

this Section 3.1, if Sublicensee purchases products covered by the Supply Agreement from third parties as permitted under the terms of the Supply Agreement, Sublicensee shall not be in breach of provisions of the Quality Manual to the extent that such Quality Manual refers to standards or specifications that are not performance or quality-related specifications (e.g., the use of Licensor dye #25 in describing a color or other requirements for the product not tied to the performance of the product), provided that Sublicensee shall comply with the Logo Manual. Sublicensee acknowledges that the Quality Guidelines may be updated pursuant to the Brand License Agreement (“Updates”) and Sublicensee shall comply with such Updates.
     3.2 Conduct of Business. Sublicense shall use the Licensed Trademarks in a manner that does not derogate Licensor’s rights in the Licensed Trademarks or the value of the Licensed Trademarks, and shall take no action that would interfere with, diminish or tarnish those rights or value.
     3.3 Cooperation. Sublicense shall cooperate fully with [Licensee,] Sublicensor and Licensor in enabling Licensor to ascertain that the Licensed Products other than those existing inventories of Licensed Products that Licensee is permitted to use pursuant to Section 2.2 meet Licensor’s quality standards. Such cooperation shall include, upon request, providing [Licensee,] Sublicensor or Licensor promptly with data regarding communications from third parties regarding the quality of specific Licensed Products, providing [Licensee,] Sublicensor or Licensor with names and addresses of vendors and suppliers producing Licensed Products or components thereof to be sold under a Licensed Trademark, and providing [Licensee,] Sublicensor or Licensor with access to product packaging and distribution facilities for such products for reasonable inspection by Licensor.
     3.4 Cessation of Licensed Product Sales; Recall. [Licensee,] Sublicensor or Licensor shall have the right to request that Sublicensee immediately cease selling a Licensed Product, or revise or cease use of any or all Promotional Material, and Sublicensee shall promptly comply, upon written notice to Sublicensee if the condition of such Licensed Product or Promotional Material could reasonably be expected to materially and adversely affect Licensor’s business or reputation. For the avoidance of doubt, if there is a reasonable basis for believing that a product poses a danger to person or property, such product shall be considered a product that could be reasonably expected to materially and adversely affect Licensor’s business or reputation. Further, [Licensee,] Sublicensor or Licensor shall have the right to request a product recall if there is a reasonable basis for believing that the product or category of products poses a danger to person or property, and Sublicensee shall promptly comply upon written notice of such request. If Sublicensee wishes to resume sale of a product, Licensor shall have the right to approve such resumption.
     3.5 Samples. Sublicensee shall submit to [Licensee,] Sublicensor or Licensor upon reasonable request, specimens of uses of the Licensed Trademarks, including: (a) representative products that will bear any Licensed Trademark or be marketed, promoted, advertised, distributed or sold using any Licensed Trademark; and (b) samples of all Promotional Material. If, after review of such materials or samples, [Licensee,] Sublicensor or Licensor is concerned about compliance with any aspect of this Sublicense Agreement, Sublicensee shall provide such additional materials and samples as [Licensee,] Sublicensor or Licensor may reasonably request.

G(I)-8

If [Licensee,] Sublicensor or Licensor discovers any improper use of the Licensed Trademarks in any such submission, Sublicensee shall remedy the improper use immediately upon written notice. Notwithstanding anything to the contrary, the requirements of this Section 3.5 shall not apply to existing inventory of Licensed Product or to existing stocks of packaging, Promotional Material, and other documents and materials that bear a TDK Mark, in each case that Licensee is permitted to use pursuant to Section 2.2.
     3.6 Inspections. In addition to Section 3.3, Sublicensee shall cooperate with [Licensee,] Sublicensor or Licensor to ensure that quality standards applicable to Licensed Products other than those existing inventories of Licensed Products acquired pursuant to Section 2.2 are met by permitting [Licensee,] Sublicensor or Licensor to inspect only those manufacturing and other facilities directly related to the manufacture of Licensed Products, upon reasonable notice and no more than once a year, and only in a manner that will not unreasonably interfere with Sublicensee’s business activities, provided that [Licensee or] Sublicensor shall arrange for and accompany Licensor on any inspections to third-party facilities.
     3.7 Standards Compliance. If Sublicensee publicly states that any Licensed Product is compliant with any applicable industry standard, Sublicensee shall ensure that such Licensed Product is fully compliant with all mandatory requirements of such standard, except for compliance with such applicable industry standards for which Licensor is responsible under the Supply Agreement. For the avoidance of doubt, any use of a logo or trademark associated with an industry standard (e.g., the logo “DVD” or “Blu-ray”) shall be deemed a public statement that the Licensed Product is compliant with the applicable industry standard.
ARTICLE IV
EFFECTIVENESS; TERM, SUSPENSION AND TERMINATION
     4.1 Effectiveness; Term. This Sublicense Agreement shall become effective on ___ (the “Effective Date”), and shall continue in full force and effect unless and until terminated as provided in this Article IV, for the term of the licenses specified in Section 2.1.
     4.2 Suspension. The license granted in this Sublicense Agreement shall be suspended, as to any Licensed Product or any territory, immediately and automatically upon suspension of Sublicensor’s license to such Licensed Product or territory [under the IMN Sublicense Agreement or of Licensee’s license to such Licensed Product or territory] under the Brand License Agreement without any notice or any other act by any party hereto or Licensor.
     4.3 Termination if Sublicense is no Longer Qualified Entity. This Sublicense Agreement shall be terminated immediately and automatically effective immediately if Sublicensee ceases to be a Qualified Entity without any notice or any other act by any party hereto or Licensor.
     4.4 Termination for Cause. Sublicensor shall have the right to terminate this Sublicense Agreement upon written notice in the event of Sublicensee’s material breach that remains uncured for a period of [___] days after Sublicensor provides written notice thereof.

G(I)-9

     4.5 Other Terminations. This Sublicense Agreement shall be terminated immediately and automatically upon termination of the Brand License Agreement [or the IMN Sublicense Agreement] without any notice or any other act by any party hereto or Licensor [or Licensee].
     4.6 Effect of Termination.
          (a) Termination of License: Upon termination of this Sublicense Agreement for any reason, subject to Section 4.6(b), all rights and licenses granted hereunder shall immediately terminate (and Sublicense shall cease all use of the Licensed Trademarks), provided that Sublicensee may use the Licensed Trademarks (i) for historical reference, including to keep records and other historical or archived documents (including customer contracts and/or marketing materials) containing or referencing the Licensed Trademarks and to refer to the historical fact that Sublicensee previously used the Licensed Trademarks, but not, for the avoidance of doubt, for marketing, promotion, advertisement, distribution, lease or sale of Licensed Products, and (ii) in any manner permitted under applicable law.
          (b) Use Up Rights: Upon any termination of this Sublicense Agreement, to the extent permitted by Sublicensor under the [IMN Sublicense Agreement and by Licensee under the] Brand License Agreement and as applicable, Sublicensee shall have the right to continue to (i) sell and/or otherwise dispose of any Licensed Products bearing a Licensed Trademark which are on hand or in process, and (ii) use the Licensed Trademarks on existing stocks of packaging, Promotional Material, and other documents and materials related to the Licensed Products in connection with sales permitted pursuant to the preceding clause (i), provided that such rights shall not exceed one hundred eighty (180) days following termination of this Sublicense Agreement.
          (c) Survival: The following provisions shall survive the termination of this Sublicense Agreement: 4.6, 5.1, 5.3, 5.4, and 5.5.
ARTICLE V
MISCELLANEOUS
     5.1 Third Party Beneficiary. Sublicensee agrees that [each of Licensee and] Licensor is an intended third party beneficiary of this Sublicense Agreement and shall have the right to enforce any and all obligations of Sublicensee under this Sublicense Agreement to the same extent as if [Licensee or] Licensor were a party to such agreement, provided that such right shall only apply [to Licensor] to the extent that such obligations are contained in the version of the Sublicense Agreement attached to Exhibit G of the Brand License Agreement or related to Sublicensor’s compliance with such version of the Sublicense Agreement and such right shall not extend to any additional obligations imposed on Sublicensee by Sublicensor either in this Sublicense Agreement or elsewhere.
     5.2 No Assignment or Transfer. Sublicensee shall not, and shall not have the right to, assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Sublicense Agreement or any of its rights or obligations under

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this Sublicense Agreement. Except as expressly provided herein, any purported assignment, sale, transfer, sublicense, delegation or other disposition by any Sublicensee shall be null and void.
     5.3 Injunctive Relief. Sublicensee acknowledges that a breach of its obligations under this Sublicense Agreement, including the obligations set forth in Sections 2.3, 2.5 and Article III, may cause Licensor irreparable damage. Accordingly, Sublicensee agrees that in the event of such breach or threatened breach, in addition to remedies at law, Licensor shall have the right to seek injunctive or other equitable relief, without the necessity of posting any bond or other security, to prevent Sublicensee’s violations of its obligations hereunder.
     5.4 Governing Law. This Sublicense Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.
     5.5 Consent to Jurisdiction.
          (a) Sublicensee hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Sublicense Agreement (agrees that no such action, suit or proceeding relating to this Sublicense Agreements shall be brought by it or any of its affiliates except in such courts). Sublicensee irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Sublicense Agreement in such courts or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) Sublicensee further agrees that service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the state and federal courts located in the State of New York, New York County, with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding clause (a). In addition, Sublicensee irrevocably and unconditionally waives application of the procedures for service of process pursuant to the Hague Convention for Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.
          (c) Sublicensee hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection herewith or arising out of this Sublicense Agreement.
     5.6 Export/Import Compliance. Sublicensee shall ensure that the sale, distribution, export and import of Licensed Products by Sublicensee comply in all cases with all applicable export and/or import laws of the jurisdiction in which such sales, distribution, export or import occur, including, the Wassenaar Arrangement on Export Controls for Conventional Arms and Dual-Use Goods and Technologies and the Foreign Exchange and Foreign Trade Law of Japan.

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     IN WITNESS WHEREOF, the parties hereto have caused this Sublicense Agreement to be executed as of the date first set forth above.

SUBLICENSOR:

By:

Name:
Title:

SUBLICENSEE:

By:

Name:
Title:

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EXHIBIT H
INITIAL QUALITY GUIDELINES
Not included herein.

H-1

EXHIBIT I
ADDITIONAL LICENSED DOMAIN NAMES
**

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.